Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among

INTEC PHARMA LTD.

INTEC PARENT, INC.

DILLON MERGER SUBSIDIARY, INC.,

DOMESTICATION MERGER SUB LTD., and

DECOY BIOSYSTEMS, INC.

Dated as of March 15, 2021

i

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v

Schedules:

Intec Disclosure Schedule

Decoy Disclosure Schedule

Exhibits:

Exhibit A	Definitions

Exhibit B1	Form of Intec Shareholder Support Agreements

Exhibit B2	Form of Decoy Stockholder Support Agreements

Exhibit C	Form of Lock-Up Agreements

Exhibit D	Preliminary Allocation Schedule

Exhibit E	Form of Newman Employment Agreement

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Decoy SAFE for Decoy Pre-Closing Financing Transaction

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 15, 2021 by and among INTEC PHARMA LTD., an Israeli company (“Intec”), INTEC PARENT, INC., a Delaware corporation and a wholly owned subsidiary of Intec (“Intec Parent”), DILLON MERGER SUBSIDIARY, INC., a Delaware corporation and a wholly owned subsidiary of Intec Parent (“Merger Sub”), DOMESTICATION MERGER SUB LTD., an Israeli company and a wholly owned subsidiary of Intec Parent (“Domestication Merger Sub”), and DECOY BIOSYSTEMS, INC., a Delaware corporation (“Decoy”). Intec, Intec Parent, Merger Sub, Domestication Merger Sub, and Decoy may each be referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.  Immediately prior to the Closing (as defined herein), Intec intends to effect the Domestication (as described and defined herein), pursuant to which Intec would become a wholly owned, direct subsidiary of Intec Parent, which is a new corporation duly organized and validly existing under the laws of the State of Delaware.

B.  Intec and Decoy intend to effect a merger of Merger Sub into Decoy (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Decoy will become a wholly owned subsidiary of Intec Parent.

C.  The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Treasury Regulation Section 1.368-3(a), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and a tax-deferred exchange pursuant to Section 351(a) of the Code and the Treasury Regulations promulgated thereunder.

D.  The Intec Board of Directors: (i) has determined that the Merger and Domestication Merger are fair to, and in the best interests of, Intec and the Intec Shareholders; (ii) has deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the Intec Shareholders vote to approve this Agreement, the Merger, Domestication Merger, and the other actions contemplated by this Agreement.

E.  The Board of Directors of Merger Sub: (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) has deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve this Agreement, the Merger, and the other actions contemplated by this Agreement.

F.   The Board of Directors of Intec Parent: (i) has determined that the Merger and Domestication Merger are fair to, and in the best interests of, Intec and the Intec Shareholders; (ii) has deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the Intec Shareholders vote to approve this Agreement, the Merger, Domestication Merger, and the other actions contemplated by this Agreement.

G.  The Board of Directors of Intec Parent: (i) has determined that the Merger is advisable and fair to, and in the best interests of, Intec Parent and its sole stockholder; (ii) has deemed advisable and approved this Agreement, the Merger, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the stockholder of Intec Parent vote to approve this Agreement, the Merger, and the other actions contemplated by this Agreement.

H.  The Decoy Board of Directors: (i) has determined that the Merger is advisable and fair to, and in the best interests of, Decoy and the Decoy Stockholders; (ii) has deemed advisable and approved this Agreement, the Merger, the Preferred Stock Conversion, and the other actions contemplated by this Agreement; and (iii) has determined to recommend that the Decoy Stockholders vote to adopt this Agreement and thereby approve this Agreement, the Merger, the Preferred Stock Conversion and the other actions contemplated by this Agreement.

I.  In order to induce Decoy to enter into this Agreement, the directors and officers of Intec listed on Section A of Intec Disclosure Schedule are executing concurrently with the execution and delivery of this Agreement irrevocable undertakings in favor of Decoy in substantially the form attached hereto as Exhibit B1.

J.   In order to induce Intec to enter into this Agreement, the Decoy Stockholders and the directors and officers of Decoy listed on Section A of Decoy Disclosure Schedule (solely in their capacity as actual or potential stockholders of Decoy) are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Intec in substantially the form attached hereto as Exhibit B2 (the “Decoy Stockholder Support Agreements”).

K.  As a condition to the willingness of, and an inducement to, Intec to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Decoy Stockholders and the directors and officers of Decoy listed on Section A of Decoy Disclosure Schedule are entering into lock-up agreements, in the form substantially attached hereto as Exhibit C (the “Lock-Up Agreements”).

L.  As a condition to the willingness of, and an inducement to, Decoy to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the directors and officers of Intec listed on Section A of Intec Disclosure Schedule is entering into a Lock-Up Agreement.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

Article 1  DESCRIPTION OF TRANSACTION

1.1  Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Decoy, and (b) the separate existence of Merger Sub shall cease and Decoy will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2  Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Decoy will become a wholly owned subsidiary of Intec Parent.

1.3  Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Meitar Law Offices, 16 Abba Hillel Rd., Ramat-Gan, Israel, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Intec and Decoy may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Intec and Decoy (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4  Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)  the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such certificate of incorporation, the certificate of incorporation of the Surviving Corporation and the DGCL, provided however that with effect from the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: ‘The name of the corporation is Decoy Biosystems, Inc.’;

(b)  the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL; and

(c)  the directors and officers of the Surviving Corporation and of Intec Parent, shall be the directors and officers set forth in Schedule 5.16 (subject to Section 5.16), each of which shall include up to six (6) directors selected by Intec Parent, and three (3) directors selected by Decoy.

1.5  Conversion of Decoy Securities.

(a)  At the Effective Time, by virtue of the Merger and the other transactions contemplated under this Agreement and without any further action on the part of Intec, Intec Parent, Merger Sub, Domestication Merger Sub, Decoy or any Decoy Stockholder:

(i)  each share of Decoy Common Stock or Decoy Preferred Stock held as treasury stock or held or owned by Decoy, Intec, any Intec Subsidiary or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)  subject to Section 1.5(c), each share of Decoy Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares, and after giving effect to the Preferred Stock Conversion and the SAFE Conversion) shall be converted solely into the right to receive a number of shares of Intec Parent Common Stock equal to the Exchange Ratio (such aggregate number of shares of Intec Parent Common Stock being the “Merger Consideration”).

(b)  Reserved.

(c)  No fractional share of Intec Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Decoy Common Stock who would otherwise be entitled to receive a fraction of a share of Intec Parent Common Stock (after aggregating all fractional shares of Intec Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Intec Parent Common Stock on The Nasdaq Capital Market (or such other Nasdaq market on which the Intec Parent Common Stock then trades) on the date that is the third trading day prior to the Closing Date.

(d)  At the Effective Time, each Decoy Option that is outstanding and unexercised immediately prior to the Effective Time under the Decoy Option Plan, whether or not vested, shall be assumed by Intec Parent and converted into an option granted under the Intec Parent Option Plan (each being an “Assumed Option”) to purchase such number of shares of Intec Parent Common Stock as is determined by multiplying: (i) the number of shares of Decoy Common Stock that were subject to such Decoy Option, as in effect immediately prior to the Effective Time; by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of Intec Parent Common Stock. All rights with respect to Decoy Common Stock under Decoy Options assumed by Intec shall thereupon be converted into rights with respect to shares of Intec Parent Common Stock. The per share exercise price for each share of Intec Parent Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing: (A) the per share exercise price of the applicable Decoy Option, as in effect immediately prior to the Effective Time; by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. The term, exercisability, vesting schedule and all other provisions of such Decoy Option shall otherwise remain unchanged, mutatis mutandis, and any restriction on the exercise of any Decoy Option assumed by Intec Parent shall continue in full force and effect and shall apply to the applicable Assumed Option. Notwithstanding anything to the contrary in this Section 1.5(d), the conversion of each Decoy Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Intec Parent Common Stock shall be made in a manner consistent with Treasury Regulation Sections 1.424-1 and 1.409A-1(b)(5), such that the conversion of a Decoy Option shall not constitute a “modification” of such Decoy Option for purposes of Section 409A or Section 424 of the Code. Subject to and in accordance with Section 5.5, each Assumed Option (and the underlying shares of Intec Parent Common Stock) is intended to be covered under an effective registration statement on Form S-8 (or other applicable form) that shall be filed with the SEC.

(e)  At the Effective Time, each share of common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)  Immediately prior to the Effective Time, the Decoy SAFEs shall be treated in accordance with the terms of the relevant agreements governing the Decoy SAFEs and converted into Decoy Common Stock (the “SAFE Conversion”) and treated in accordance with Section 1.5(a)(ii).

(g)  If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Decoy Capital Stock or Intec Parent Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted as mutually agreed upon by Decoy and Intec, acting reasonably and in good faith, to provide the holders of Decoy Capital Stock, Decoy Options and Decoy SAFEs the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 1.5(g) will be construed to permit Decoy or any Intec Entity to take any action with respect to Decoy Common Stock or Intec Parent Common Stock or Intec Ordinary Shares, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6  Calculation of Net Cash and Exchange Ratio.

(a)  Not more than seven (7) and not less than five (5) Business Days prior to the anticipated Closing Date (as mutually agreed in good faith by Intec and Decoy) (the “Delivery Date”), each of Intec and Decoy shall provide the other Party with a statement (the “Calculation Schedule”) setting forth, in each case as of the date that is three (3) Business Days prior to the Delivery Date (the “Determination Date”), their respective Net Cash (the “Net Cash Calculation”), as prepared and certified by such Party’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer) (such Party delivering a Net Cash Calculation, a “Delivering Party”). Each Party shall make available the work papers and back-up materials used or useful in preparing their respective Calculation Schedule, as reasonably requested by the other Party. In the event that the actual Closing Date is a later date than anticipated by fifteen (15) Business Days or more, then each Party shall deliver an updated Calculation Schedule, at least five (5) Business Days prior to the actual Closing Date and all the provisions of this Section 1.6 shall apply to such updated Calculation Schedule and the delivery of the updated Calculation Schedule shall be deemed the Delivery Date.

(b)  Within three (3) Business Days after the later of the Delivery Date, and the delivery of the Calculation Schedule to such Party (the “Response Date”), the Party receiving such Calculation Schedule (the “Receiving Party”) will have the right to dispute any part of such Net Cash Calculation included in the applicable Calculation Schedule by delivering a written notice to that effect to the Delivering Party (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)  If on or prior to the Response Date, the Receiving Party: (i) notifies the Delivering Party in writing that it has no objections to the Net Cash Calculation; or (ii) fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Calculation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Intec Net Cash or Decoy Net Cash (as applicable) at the Determination Date for purposes of this Agreement.

(d)  If a Party delivers a Dispute Notice on or prior to the Response Date, then Representatives of both Parties shall promptly attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Intec Net Cash or Decoy Net Cash (as applicable), which agreed amounts shall be deemed to have been finally determined for purposes of this Agreement and to represent Intec Net Cash or Decoy Net Cash (as applicable), at the Determination Date for purposes of this Agreement.

(e)  If Representatives of Intec and Decoy are unable to negotiate an agreed-upon determination of Intec Net Cash or Decoy Net Cash (as applicable), pursuant to Section 1.6(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Intec and Decoy may mutually agree upon), then Intec and Decoy shall engage RSM US LLP, or if such firm is unavailable, a Neutral Accounting Firm selected by mutual agreement of Intec and Decoy to resolve any remaining disagreements as to the applicable Net Cash Calculation; provided that (i) if Intec and Decoy are unable to agree on such Neutral Accounting Firm within three (3) Business Days after notice that RSM US LLP is unavailable, then Intec and Decoy shall each promptly select a Neutral Accounting Firm and such firms together shall select a third Neutral Accounting Firm for purposes of resolving such remaining disagreements, and (ii) if either Party does not select a Neutral Accounting Firm within three (3) Business Days of written demand therefor by the other Party, then the Neutral Accounting Firm selected by such other Party shall resolve such remaining disagreements (the “Accounting Firm”). The Delivering Party shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Calculation Schedule, and Intec and Decoy shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Decoy and Intec shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Decoy and Intec. The determination of the Accounting Firm shall be limited to the disagreements included in a Dispute Notice and submitted to the Accounting Firm. The determination of the amount of Intec Net Cash or Decoy Net Cash (as applicable), made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Intec Net Cash or Decoy Net Cash (as applicable), at the Determination Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Intec and Decoy (and such allocation shall be deducted from their respective amounts of Net Cash, as determined by the Accounting Firm) in the same proportion (which shall be determined by the Accounting Firm) that the aggregate disputed amount that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount. If this Section 1.6(e) applies as to the determination of Intec Net Cash or Decoy Net Cash (as applicable), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Intec Net Cash or Decoy Net Cash (as applicable), again even though the Closing Date may occur more than fifteen (15) Business Days after the Delivery Date, except that either Party may request a re-determination of Intec Net Cash or Decoy Net Cash, if the Closing Date is more than fifteen (15) Business Days after the Delivery Date.

(f)  Following the final determination of Intec Net Cash and Decoy Net Cash pursuant to this Section 1.6, the Parties shall concurrently therewith mutually determine the Exchange Ratio (subject to Section 1.5(g)).

1.7  Closing of Decoy’s Transfer Books. At the Effective Time (a) all shares of Decoy Capital Stock outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and SAFE Conversion) shall be treated in accordance with Section 1.5, and: (i) all holders of certificates representing shares of Decoy Capital Stock that were outstanding; or (ii) holders of shares of Decoy Capital Stock that were deemed issued immediately prior to the Effective Time shall cease to have any rights as stockholders of Decoy, and (b) the stock transfer books of Decoy shall be closed with respect to all shares of Decoy Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Decoy Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Decoy Capital Stock, including (i) any valid certificate representing any shares of Decoy Preferred Stock previously converted into shares of Decoy Common Stock in connection with the Preferred Stock Conversion; or (ii) any valid certificate representing any shares of Decoy Common Stock in connection with the SAFE Conversion or any Decoy SAFEs deemed converted or exercised pursuant to Section 1.5, outstanding immediately prior to the Effective Time (an “Decoy Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Decoy Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.6(a).

1.8  Exchange of Securities.

(a)  VStock Transfer, LLC shall act as exchange agent in the Merger (the “Exchange Agent”). In the event VStock Transfer, LLC is unable or unwilling to serve as Exchange Agent, or upon mutual agreement of Intec and Decoy, on or prior to the Closing Date, Intec and Decoy shall agree upon and select a reputable bank, transfer agent or trust company to act as Exchange Agent in the Merger. At the Effective Time, Intec Parent shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to Decoy Stockholders pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c), together with irrevocable instructions to the Exchange Agent to cause the Exchange Agent to deliver the Exchange Fund as promptly as reasonably practicable upon receipt of the documents described in Section 1.8(b). The book-entry shares of Intec Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)  Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Decoy Capital Stock immediately prior to the Effective Time, as set forth on the Allocation Schedule: (i) a letter of transmittal in customary form; (ii) instructions for effecting the surrender of Decoy Stock Certificates in exchange for book-entry shares of Intec Parent Common Stock; and (iii) instructions for effecting the surrender of uncertificated Decoy Capital Stock issued in connection with the SAFE Conversion, in exchange for book-entry shares of Intec Parent Common Stock. Upon surrender of the Decoy Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Decoy Capital Stock shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration (in a number of whole shares of Intec Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5, and as indicated in the Allocation Schedule (and cash in lieu of any fractional share of Intec Parent Common Stock pursuant to the provisions of Section 1.5(c)); and (B) if applicable, upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Decoy Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each share of Decoy Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Intec Parent Common Stock (and cash in lieu of any fractional share of Intec Parent Common Stock). If any Decoy Stock Certificate has been lost, stolen or destroyed, Intec may, in its discretion and as a condition precedent to the delivery of any Intec Parent Common Stock, require the owner of such lost, stolen or destroyed Decoy Stock Certificate to provide an applicable affidavit with respect to such Decoy Stock Certificate.

(c)  No dividends or other distributions declared or made with respect to shares of Intec Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Decoy Stock Certificate with respect to the shares of Intec Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Decoy Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)  Any portion of the Exchange Fund that remains undistributed to holders of Decoy Capital Stock six months after the Closing Date shall be delivered to Intec Parent upon demand, and any holders of Decoy Capital Stock who have not theretofore surrendered their Decoy Stock Certificates (if applicable) and/or delivered a letter of transmittal in accordance with this Section 1.8 shall thereafter look only to Intec Parent for satisfaction of their claims for shares of Intec Parent Common Stock, cash in lieu of fractional shares of Intec Parent Common Stock and any dividends or distributions with respect to shares of Intec Parent Common Stock.

(e)  The parties intend that no withholding shall be required with respect to the Merger. However, each of the Exchange Agent, Decoy, Intec, Intec Parent, Merger Sub, the Surviving Corporation and their respective agents shall be entitled to deduct and withhold, or cause to be withheld and deducted, from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration if such withholding is required pursuant to any applicable Legal Requirement. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)  No Party to this Agreement shall be liable to any holder of any Decoy Stock Certificate or to any other Person with respect to any shares of Intec Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9  Appraisal Rights.

(a)  Notwithstanding any other provision of this Agreement to the contrary, shares of Decoy Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive cash in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws, has failed to perfect or otherwise loses such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal and such Dissenting Stockholder’s Dissenting Shares cease to be Dissenting Shares, such shares of Decoy Capital Stock will be converted into the right to receive a portion of the Merger Consideration in accordance with and subject to the provisions of Section 1.5 upon their surrender in the manner provided in Section 1.8, without interest thereon.

(b)  Decoy shall give Intec: (i) prompt notice of: (A) any written demand received by Decoy prior to the Effective Time to appraisal rights pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to Decoy prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  Decoy shall not, except with the prior written consent of Intec, make any payment with respect to any such demands or offer to settle or settle any such demands.

1.10  Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Decoy, then the officers and directors of the Surviving Corporation are hereby fully authorized, and shall use their commercially reasonable efforts (in the name of Decoy, in the name of Merger Sub and otherwise), to take such action.

1.11  Tax Consequences. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and a tax-deferred exchange pursuant to Section 351(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Treasury Regulation Section 1.368-3(a). From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and a tax-deferred exchange pursuant to Section 351(a) of the Code and the Treasury Regulations thereunder. Each of the Parties agrees to prepare and file all Tax Returns in accordance with this Section 1.11 and shall not take any position inconsistent therewith in the course of any audit, litigation, or other Legal Proceeding with respect to Taxes; provided that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of such treatment, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such treatment.

1.12  Certificates.

(a)  Intec will prepare and deliver to Decoy, at least five (5) Business Days prior to the Closing Date, a certificate signed by the Chief Financial Officer of Intec or Intec Parent (or if there is no Chief Financial Officer, the principal accounting officer of Intec or Intec Parent) in a form reasonably acceptable to Decoy, which sets forth a true and complete list, as of immediately prior to the Effective Time, of the number of Intec Parent Outstanding Shares and each component thereof (broken down by outstanding Intec Parent Common Stock, Intec Parent Options, Intec Parent Warrants, and any other relevant securities) (“Intec Outstanding Shares Certificate”).

(b)  Attached hereto as Exhibit D is a schedule (the “Preliminary Allocation Schedule”) setting forth, as of the date hereof (a) the record holders of Decoy Common Stock, Decoy Preferred Stock, Decoy Options and Decoy SAFEs, and (b) the number of shares of Decoy Common Stock or Decoy Preferred Stock owned and/or underlying the Decoy Options or Decoy SAFEs held by such holders and the per share exercise price for each such Decoy Option and Decoy SAFE. Decoy will prepare and deliver to Intec as soon as practicable, but in any event not later than within one (1) Business Day, after the final determination of Intec Net Cash and Decoy Net Cash pursuant to Section 1.6 a certificate signed by the Chief Financial Officer of Decoy (or if there is no Chief Financial Officer, the principal accounting officer of Decoy) in a form reasonably acceptable to Intec, which sets forth a true and complete list, as of immediately prior to the Effective Time (giving effect to the Preferred Stock Conversion and SAFE Conversion) of (a) the updated information provided in the Preliminary Allocation Schedule as of immediately prior to the Effective Time, and (b) based upon the Exchange Ratio as finally determined pursuant to Section 1.6, (x) in the case of the holders of Decoy Capital Stock and Decoy SAFEs, the portion of the Merger Consideration that each such holder is entitled to receive pursuant to Section 1.5, and (y) in the case of the holders of Decoy Options, the number of Assumed Options that Intec Parent will be obligated to grant to such holder (the “Allocation Schedule”).

Article 2  REPRESENTATIONS AND WARRANTIES OF DECOY

Decoy represents and warrants to the Intec Entities as follows, except as set forth in the written disclosure schedule delivered by Decoy to Intec (the “Decoy Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are only qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Decoy Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears (including by cross-reference); and (b) any exceptions or disclosures set forth in any other section or subsection of the Decoy Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such other representation and warranty).

2.1  Due Organization; Organizational Documents; Subsidiaries.

(a)  Decoy is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own and use its assets in the manner in which its assets are currently owned and used, and (iii) to perform its obligations under all Decoy Contracts.

(b)  Decoy is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Decoy Material Adverse Effect.

(c)  Each director and officer of Decoy as of the date of this Agreement is set forth in Section 2.1(c) of the Decoy Disclosure Schedule.

(d)  Decoy has made available to Intec accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto. Decoy has not taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents nor is it in breach or violation of any of the provisions of its certificate of incorporation, bylaws or other charter or organizational documents, other than any breach or violation which is not material to Decoy.

(e)  Decoy has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. Decoy has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Decoy has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2  Authority; Vote Required.

(a)  Decoy has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Decoy Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Decoy and the Decoy Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Transactions; and (iii) determined to recommend the approval of this Agreement, the Merger and the other Transactions by the Decoy Stockholders and directed that the approval of this Agreement, the Merger and the other Transactions be submitted for consideration by Decoy Stockholders in connection with the solicitation of the Required Decoy Stockholder Vote. This Agreement has been duly executed and delivered by Decoy and, assuming the due authorization, execution and delivery by Intec, Intec Parent, and Merger Sub, constitutes the legal, valid and binding obligation of Decoy, enforceable against Decoy in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)  Without limitation to the condition set forth in Section 6.5, the affirmative vote of the holders of (i) a majority of the shares of Decoy Common Stock and Decoy Preferred Stock, on an as-converted to Decoy Common Stock basis, voting as a single class; and (ii) a majority of the shares of Decoy Preferred Stock, voting as separate classes, in each case, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL and entitled to vote thereon, approving this Agreement, the Merger and the other Transactions (collectively, the “Required Decoy Stockholder Vote”), are the only votes (including any veto rights provisions granted to any person, including any of the Decoy Stockholders) of the holders of any class or series of Decoy Capital Stock or other right or security necessary to approve this Agreement, the Merger and the other Transactions.

2.3  Non-Contravention; Consents.

(a)  The execution and delivery of this Agreement by Decoy does not, and the performance of this Agreement by Decoy will not, subject to obtaining the Required Decoy Stockholder Vote, (i) conflict with or violate the certificate of incorporation or bylaws of Decoy; (ii) subject to compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Decoy or by which its properties is bound or affected; or (iii) except as listed on Section 2.3(a) of the Decoy Disclosure Schedule, require Decoy to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Decoy’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Decoy pursuant to, in each case, any Decoy Material Contract.

(b)  No material Consent, order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Decoy in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4  Capitalization.

(a)  The authorized capital stock of Decoy as of the date of this Agreement consists of: (i) 1,300,000 shares of common stock, par value $0.001 per share (the “Decoy Common Stock”), of which 732,635 shares are issued and outstanding as of the date of this Agreement; and (ii) 366,317 shares of preferred stock, par value $0.001 per share, of which 366,317 shares are designated as Series Seed Preferred Stock and 314,928 are issued and outstanding as of the date of this Agreement (the “Decoy Preferred Stock” and together with the Decoy Common Stock, “Decoy Capital Stock”). Decoy does not hold any of its capital stock in treasury. All of the outstanding shares of Decoy Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Preliminary Allocation Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Decoy Capital Stock and the number and type of shares of Decoy Capital Stock held by such holder; and (ii)(A) each holder of issued and outstanding Decoy SAFEs, (B) the number and type of shares subject to such Decoy SAFEs, and (C) the maturity date of each such Decoy SAFEs. Each share of Decoy Preferred Stock is convertible into one share of Decoy Common Stock.

(b)  Except for Decoy’s 2018 Stock Incentive Plan, as amended and/or restated (the “Decoy Option Plan”), Decoy does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Decoy has reserved 89,004 shares of Decoy Common Stock for issuance under the Decoy Option Plan. As of the date of this Agreement, of such reserved shares of Decoy Common Stock, options to purchase 77,639 shares have been granted and are currently outstanding, and 11,365 shares of Decoy Common Stock remain available for future issuance pursuant to the Decoy Option Plan. The Preliminary Allocation Schedule sets forth the following information with respect to each Decoy Option outstanding, as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Decoy Common Stock subject to such Decoy Option as of the date of this Agreement; (C) the exercise price of such Decoy Option; (D) the date on which such Decoy Option was granted; (E) the date on which such Decoy Option expires; (F) the vesting schedule of such Decoy Option, and (G) whether the vesting of such Decoy Option will be accelerated as a result of the consummation of the Transactions.

(c)  Except for the Decoy SAFEs set forth on the Preliminary Allocation Schedule (including any conversion thereof in accordance with their terms), any Decoy SAFEs covered by the Decoy Pre-Closing Financing Transaction (including any conversion thereof in accordance with their terms), and the Decoy Options set forth on the Preliminary Allocation Schedule (including any vesting or exercise thereof in accordance with their terms), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Decoy; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Decoy; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Decoy is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Decoy; or (v) outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock unit, equity-based award or other similar rights with respect to Decoy.

(d)  Except as provided in the Investor Agreements, (i) none of the outstanding shares of Decoy Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Decoy having a right to vote on any matters on which the Decoy Stockholders have a right to vote; (iii) there is no Decoy Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Decoy Capital Stock. Decoy is not under any obligation, and no Decoy Contract includes any provision, pursuant to which Decoy may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Decoy Capital Stock or other securities, or to register such shares with the SEC.

(e)  All outstanding shares of Decoy Capital Stock, as well as all Decoy Options, and the Decoy SAFEs, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5  Financial Statements.

(a)  Section 2.5(a) of the Decoy Disclosure Schedule includes true and complete copies of Decoy’s (i) unaudited balance sheets as at December 31, 2018 and December 31, 2019 and Decoy’s unaudited statements of operations, cash flows and stockholders’ equity (deficit) for the years ended December 31, 2018 and December 31, 2019 (the “Decoy Unaudited Annual Financials”), and (ii) unaudited balance sheet as at December 31, 2020 (the “Decoy Balance Sheet Date”) and unaudited statement of operations for the period from January 1, 2020 until such date (the “Decoy Unaudited Interim Financials”, and together with the Decoy Unaudited Annual Financials, the “Decoy Financials”). The Decoy Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated, and except for the absence of notes and for normal year-end adjustments consistent with prior annual periods; and (B) fairly present, in all material respects, the financial condition and operating results of Decoy as of the dates and for the periods indicated therein.

(b)  Decoy has not applied for or received any loans, payments or advances under the Paycheck Protection Program, or any similar or equivalent funding program or facility (including any amounts wholly or in part forgiven prior to the date hereof).

2.6  Undisclosed Liabilities. As of the date of this Agreement, Decoy has no material Liability except for: (a) Liabilities disclosed, reflected or reserved against on the Decoy Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Decoy since the Decoy Balance Sheet Date in the Ordinary Course of Business; (c) Liabilities for performance under Decoy Contracts (excluding any instances of breach or claims for indemnification); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities listed in Section 2.6 of the Decoy Disclosure Schedule; or (f) Liabilities for Taxes incurred since the Decoy Balance Sheet Date that are not yet delinquent (taking into account any applicable due date extensions) or for any Taxes that are being contested in good faith and for which adequate reserves have been made in the Decoy Unaudited Interim Financial Statements.

2.7  Absence of Changes. Except as set forth in Section 2.7 of the Decoy Disclosure Schedule, between the Decoy Balance Sheet Date and the date of this Agreement, Decoy has conducted its business in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been: (a) any event that has had a Decoy Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Intec pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.8  Title to Assets. Decoy owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for (x) Taxes that are being contested in good faith and for which adequate reserves have been made in the Decoy Unaudited Interim Financial Statements, or (y) current Taxes not yet delinquent (taking into account any applicable due date extensions); (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Decoy; and (iii) liens listed in Section 2.8 of the Decoy Disclosure Schedule.

2.9  Real Property; Leaseholds. Decoy does not currently own and has never owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.9 of the Decoy Disclosure Schedule (the “Decoy Leases”), which are each in full force and effect, with no existing material default thereunder. Decoy’s use and operation of each property leased under the Decoy Leases conforms to all applicable Legal Requirements in all material respects, and Decoy has exclusive possession of each such leased property and has not granted occupancy rights to tenants or licensees with respect to such leased property or any portion thereof.

2.10  Intellectual Property.

(a)  Section 2.10(a) of the Decoy Disclosure Schedule is an accurate, true and complete listing of (i) Decoy Registered IP that is owned by Decoy, and sets forth therefor: (A) the name of the applicant/registrant; (B) the jurisdiction and date of application/registration; (C) the application or registration number; and (D) any other co-owners; and (ii) all other Decoy IP Rights that are material to the Decoy Business. To the Knowledge of Decoy, each of the patents and patent applications included in the Decoy Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Legal Requirements. As of the date of this Agreement, no interference, opposition, reissue, reexamination, inter partes review, post-grant review or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Knowledge of Decoy, threatened, in which the scope, validity, enforceability or ownership of any Decoy Registered IP listed on Section 2.10(a) of the Decoy Disclosure Schedule is being or has been contested or challenged.

(b)  Decoy has taken commercially reasonable measures to protect the confidentiality of the material trade secrets or any other material non-public, proprietary information included in the Decoy IP Rights, and such trade secrets have not been disclosed by Decoy to any Person except pursuant to written non-disclosure agreements.

(c)  Section 2.10(c) of the Decoy Disclosure Schedule accurately identifies: (i) all material Intellectual Property licensed to Decoy (other than: (A) any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software; or (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Decoy’s products or services; (B) any Intellectual Property licensed ancillary to the purchase or use of equipment or other materials; (C) non-disclosure agreements, materials transfer agreements and template agreements entered into in the Ordinary Course of Business; and (D) agreements between Decoy and its employees and consultants) (“Decoy Licensed IP Rights”); (ii) the corresponding Decoy Contracts pursuant to which such Decoy Licensed IP Rights are licensed to Decoy; and (iii) whether the license or licenses granted to Decoy are exclusive or non-exclusive.

(d)  Section 2.10(d) of the Decoy Disclosure Schedule accurately identifies each Decoy Contract pursuant to which any Person (other than Decoy) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Decoy IP Rights (in each case, other than non-disclosure agreements, materials transfer agreements or non-exclusive licenses entered into in the Ordinary Course of Business). Decoy is not bound by, and no Decoy IP Rights (and to the Knowledge of Decoy, no Decoy Licensed IP Rights) are subject to, any Contract containing any covenant or contractual obligation that in any way limits or restricts the ability of Decoy to use, exploit, assert or enforce any Decoy IP Rights or Decoy Licensed IP Rights anywhere in the world, in each case as would materially limit the conduct of the Decoy Business.

(e)  Decoy solely owns all right, title, and interest to and in the Decoy Registered IP listed on (or required to be listed on) Section 2.10(a) of the Decoy Disclosure Schedule free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i)  To the Knowledge of Decoy, all documents and instruments necessary to register or apply for or renew registration of all Decoy Registered IP has been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii)  Each Person who is or was an employee or contractor of Decoy and who is or was involved in the creation or development of any Decoy IP Rights has signed a written agreement containing an assignment of such Intellectual Property to Decoy, and confidentiality provisions protecting trade secrets and confidential information of Decoy. No current or former stockholder, officer, director, employee or contractor of Decoy has, to the Knowledge of Decoy, any claim, right (whether or not currently exercisable), or interest to or in any Decoy IP Rights, and Decoy has not received any written notice alleging any such claim, right or interest. To the Knowledge of Decoy, no employee or contractor of Decoy is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Decoy; or (B) in breach of any Contract with any current or former employer or other Person concerning Decoy IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Decoy IP Rights.

(iii)   No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Decoy IP Rights.

(iv)   Decoy has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Decoy IP Rights to any other Person.

(v)  To the Knowledge of Decoy, the Decoy IP Rights together with the Decoy Licensed IP Rights constitute all Intellectual Property necessary for the conduct of the Decoy Business as presently conducted.

(f)  The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Decoy does not, to the Knowledge of Decoy, infringe or misappropriate any Intellectual Property right of any third party, and Decoy has not received any written notice alleging any such violation, infringement or misappropriation, including any notice asserting that Decoy must acquire a license to any Intellectual Property of a third party. To the Knowledge of Decoy, no third party is infringing upon or misappropriating, or violating any license or agreement with Decoy relating to, any Decoy IP Rights.

(g)  Each item of Decoy IP Rights that is Decoy Registered IP is and at all times has been filed and maintained in substantial compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Decoy Registered IP in full force and effect have been or will be made by the applicable deadline.

(h)  Decoy, and the operation of Decoy’s business, are in substantial compliance with all obligations under Decoy Contracts, all applicable data privacy and data security policies under which any personally identifiable information (“Personal Data”) was provided to Decoy, and all applicable Legal Requirements pertaining to data privacy and data security of any such Personal Data. To the Knowledge of Decoy, there have been: (i) no material losses or thefts of data or security breaches relating to Personal Data held or used by Decoy; (ii) no violations of any security policy of Decoy regarding any such Personal Data; (iii) no unauthorized access or unauthorized use of any such Personal Data; and (iv) no unintended or improper disclosure of any Personal Data in the possession, custody or control of Decoy, or an employee, contractor or agent acting on behalf of Decoy.

2.11  Material Contracts.

(a)  Section 2.11(a) of the Decoy Disclosure Schedule lists the following Decoy Contracts in effect (or under which Decoy has any material Liabilities) as of the date of this Agreement (each such listed Decoy Contract, together with any other Decoy Contract required to be listed therein, together with each Decoy IP Rights Agreement or Decoy Lease, a “Decoy Material Contract” and collectively, the “Decoy Material Contracts”):

(i)  each Decoy Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plan;

(ii)  each Decoy Contract relating to (x) the employment of any Person, other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or (y) the provision by a Person of individuals to provide services to Decoy as contractors or consultants that can be terminated without penalty, Liability or premium upon notice of thirty (30) days or less;

(iii)   each Decoy Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)   each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise);

(v)  each Decoy Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vi)   each Decoy Contract containing: (A) any covenant limiting the freedom of Decoy to engage in any line of business or compete with any Person; (B) any most-favored pricing arrangement; (C) any exclusivity provision where Decoy is the party that is subject to such exclusivity provisions; or (D) any non-solicitation provision;

(vii)  each Decoy Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(viii)   each Decoy Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $50,000, other than in the Ordinary Course of Business or listed on Section 2.10(c) or Section 2.10(d) of the Decoy Disclosure Schedule;

(ix)   each Decoy Contract relating to any mortgages, indentures, loans (other than trade credit in the Ordinary Course of Business), notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Decoy or any loans or debt obligations with officers or directors of Decoy (other than the advancement or reimbursement of expenses in the Ordinary Course of Business); or

(x)  each Decoy Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing financial advisory services to Decoy in connection with the Transactions.

(b)  Decoy has made available to Intec accurate and complete copies of all Decoy Material Contracts, including all amendments thereto. There are no Decoy Material Contracts that are not in written form. Decoy has not, and to the Knowledge of Decoy, as of the date of this Agreement no other party to a Decoy Material Contract has, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Decoy Material Contract in such manner as would permit any other party to cancel or terminate any such Decoy Material Contract, or would permit any other party to seek damages. As to Decoy, as of the date of this Agreement, each Decoy Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.12  Compliance; Permits; Restrictions.

(a)  Decoy is, and for the past 5 years has been, in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Decoy, threatened against Decoy. There is no Contract, judgment, injunction, order or decree binding upon Decoy which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Decoy, any acquisition of material property by Decoy or the conduct of the Decoy Business, (ii) would reasonably be expected to have an adverse effect on Decoy’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactions.

(b)  Decoy holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Decoy as currently conducted, and the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Decoy Product Candidates”). Decoy holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Decoy Permits”), and Section 2.12(b) of the Decoy Disclosure Schedule identifies each Decoy Permit. No such Decoy Permit has been: (i) revoked, withdrawn, suspended, canceled or terminated; or (ii) modified in any materially adverse manner. Decoy has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Decoy Permit. Decoy has made available to Intec all material information in its possession or control concerning the development, clinical testing, manufacturing, importation and exportation of the Decoy Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency. The rights and benefits of each material Decoy Permit will be available to Decoy immediately after the Effective Time on terms substantially identical to those enjoyed by Decoy immediately prior to the Effective Time.

(c)  There are no proceedings pending or, to the Knowledge of Decoy, threatened with respect to an alleged violation by Decoy of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d)  All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Decoy were, and if still pending are being, conducted in all material respects in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of Decoy has been terminated or suspended prior to completion for safety or non-compliance reasons. Decoy has not received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Decoy threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by Decoy or, in which Decoy or its current products or product candidates, including the Decoy Product Candidates, have participated.

(e)  Decoy has complied in all material respects with all Legal Requirements relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. Decoy has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which Decoy is a party or otherwise bound. Decoy has created and maintained written policies and procedures to protect the privacy of all protected health information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all personal information and Protected Health Information stored or transmitted in electronic form. Decoy has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. All capitalized terms in this Section 2.12(e) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

2.13  Tax Matters.

(a)  Decoy has timely filed (taking into account any applicable extensions of the due date) all income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Decoy is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the Ordinary Course of Business. No claim that remains unresolved on the date hereof has ever been made by an authority in a jurisdiction where Decoy does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b)  All material Taxes (whether or not shown on any Tax Return) due and owing by Decoy on or before the date hereof (taking into account any applicable extensions of the due date) have been timely paid. The unpaid Taxes of Decoy through the date of the Decoy Unaudited Interim Balance Sheet have been reserved for in the Decoy Unaudited Interim Financial Statements. Since the date of the Decoy Unaudited Interim Financial Statements, Decoy has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)  Decoy has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party (for the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, SAFEs and convertible debt and equity equivalents of Decoy). Decoy is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws.

(d)  There are no Encumbrances for Taxes (other than Taxes not yet delinquent or Taxes that are being contested in good faith and for which adequate reserves have been made in the Decoy Unaudited Interim Financial Statements) upon any of the assets of Decoy.

(e)  Other than with respect to Taxes that are being contested in good faith and for which adequate reserves have been made in the Decoy Unaudited Interim Financial Statements: (a) No material deficiencies for Taxes with respect to Decoy that remain outstanding have been claimed, proposed or assessed by any Governmental Body in writing, (b) there are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of Decoy, and (c) no issues relating to Taxes of Decoy were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Decoy has delivered or made available to Intec complete and accurate copies of all federal income Tax and all other material Tax Returns of Decoy filed for all taxable periods for which the applicable Tax authorities are able to review, challenge or audit such Tax Returns, and complete and accurate copies of all examination reports and statements of deficiencies assessed for any such taxable periods, against or agreed to by Decoy (or predecessors), with respect to federal income Taxes and all other material Taxes. Decoy (and its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. Decoy has provided Intec with copies of all and any private Tax rulings, or applications or requests for private Tax rulings, that apply or were made with respect to Decoy.

(f)  Decoy has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Decoy elected to be treated an S corporation within the meaning of Sections 1361 and 1362 of the Code effective January 1, 2015, and subsequently revoked that election beginning January 1, 2016.

(g)  Decoy has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)  Decoy is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(i)  Decoy has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Decoy) for federal, state, local or foreign Tax purposes. Decoy does not have any Liability for the Taxes of any Person (other than Decoy) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(j)  Decoy has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-deferred treatment, in whole or in part under Section 355 of the Code.

(k)  Decoy will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing, (iv) election under Section 108(i) or Section 965(h) of the Code (or any similar provisions of any applicable Legal Requirement) made prior to Closing, or (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(l)  Decoy is not a partner for U.S. federal income Tax purposes with respect to any joint venture, partnership, or to the Knowledge of Decoy, other arrangement or Contract which is treated as a partnership for U.S. federal income Tax purposes.

(m)   Decoy has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n)  Decoy has not taken any action, nor has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or a tax-deferred exchange pursuant to Section 351(a) of the Code.

(o)  Decoy has made available to Intec, with respect to all taxable periods for which the applicable Tax authorities are able to review, challenge or audit such Tax Returns, complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of Decoy.

(p)  All related party transactions involving Decoy and its subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(q)  Except as set forth on Section 2.13(q) to the Decoy Disclosure Schedule, Decoy is not subject to income Tax in any jurisdiction outside the United States of America by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(r)  Decoy is not a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(s)  Nothing in this Section 2.13 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Decoy in any taxable period (or portion thereof) beginning after the Closing Date, or (ii) any Tax position that Decoy or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

(t)  Decoy has not deferred any payroll Taxes pursuant to the provisions of the CARES Act or any executive order, or has otherwise availed itself of any Tax benefits or deferrals provided under the CARES Act.

(u)  Decoy uses the accrual method of accounting for U.S. federal income Tax purposes.

2.14  Employee and Labor Matters; Benefit Plans.

(a)  Section 2.14(a) of the Decoy Disclosure Schedule lists, as of the date of this Agreement, all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other material bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off or vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit plans, programs, agreements or arrangements, which are currently in effect relating to any present or former employee, independent contractor or director of Decoy or any Decoy Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Decoy or any Decoy Affiliate, or under which Decoy or any Decoy Affiliate has any current or may incur any future Liability (each, a “Decoy Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available to Intec; equity grant notices, and related documentation, with respect to the employees of Decoy; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Decoy prior to the execution of this Agreement).

(b)  With respect to each Decoy Employee Plan, Decoy has made available to Intec a true and complete copy of, to the extent applicable: (i) the governing plan document or agreement, including any amendments thereto, and a written summary of the material terms of any such plan that is not in writing; (ii) the three (3) most recent annual reports (Form 5500) as filed with the United States Department of Labor, including any financial statements and actuarial reports; (iii) the currently effective trust agreement; (iv) the most recent summary plan description, with any summary of material modifications or prospectus; (v) the most recent United States Internal Revenue Service determination or opinion letter or analogous ruling under foreign law; (vi) all material and non-routine notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; (vii) all non-discrimination and compliance tests for the most recent three (3) plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)  Each Decoy Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Decoy, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Decoy Employee Plan or the exempt status of any related trust.

(d)  Each Decoy Employee Plan has been operated and maintained in compliance, in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Neither Decoy nor any Decoy Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Decoy Employee Plans. All contributions required to be made by Decoy or any Decoy Affiliate to any Decoy Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(e)  Neither Decoy nor any Decoy Affiliate has (i) engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or (ii) knowingly violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(f)  No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Decoy, is threatened, against or with respect to any Decoy Employee Plan, including any audit or inquiry by the United States Internal Revenue Service, United States Department of Labor or other Governmental Body.

(g)  No Decoy Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Decoy nor any Decoy Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or Liability with respect to, any such plan. No Decoy Employee Plan is a Multiemployer Plan, and neither Decoy nor any Decoy Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan.

(h)  No Decoy Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than: (i) pursuant to COBRA or an analogous state law requirement; or (ii) death or retirement benefits under an Decoy Employee Plan qualified under Section 401(a) of the Code. Except as provided in Section 2.14(h) of the Decoy Disclosure Schedule and identified as a self-funded plan, neither Decoy nor any Decoy Affiliate sponsors or maintains any self-funded employee welfare benefit plan. No Decoy Employee Plan is subject to any Legal Requirement of any jurisdiction outside of the United States.

(i)  No payment made pursuant to any Decoy Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and guidance thereunder) from Decoy, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to the Transactions or otherwise.

(j)  Each Decoy Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Decoy.

(k)  No Decoy Options are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the regulations and guidance thereunder) maintained by or under which makes, is obligated to make or promises to make, payments (each, a “Decoy 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the regulations and guidance thereunder. No payment to be made pursuant to the terms of any Decoy 409A Plan is, or to the Knowledge of Decoy will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)  Decoy is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge. There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Decoy, threatened or reasonably anticipated against Decoy relating to any employee, employment agreement, independent contractor, independent contractor agreement or Decoy Employee Plan. There are no pending or, to the Knowledge of Decoy, threatened or reasonably anticipated claims or actions against Decoy under any worker’s compensation policy or long term disability policy. Decoy is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(m)   Except as set forth on Section 2.14(m) of the Decoy Disclosure Schedule, no independent contractor or contractor is eligible to participate in any Decoy Employee Plan. Decoy does not have any material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee; or (B) any employee currently or formerly classified as exempt from overtime wages.

(n)  Within the past four years, Decoy has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Decoy prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)  No Decoy employee is covered by an effective or pending collective bargaining agreement or similar labor agreement, and within the last four years there has not been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Decoy.

(p)  There is no Contract or arrangement to which Decoy or any Decoy Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(q)  Except as set forth in Section 2.14(q) of the Decoy Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event: (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Decoy; (ii) materially increase or otherwise enhance any benefits otherwise payable by Decoy; (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code; (iv) increase the amount of compensation due to any Person by Decoy; or (v) result in the forgiveness in whole or in part of any outstanding loans made by Decoy to any Person.

(r)  Except as noted on Section 2.14(r) of the Decoy Disclosure Schedule, all individuals employed by Decoy are employed at-will and Decoy has no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Decoy without penalty or Liability with thirty (30) days or less notice.

(s)  Decoy has paid all earned wages, bonuses, commissions, severance and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

2.15  Environmental Matters. Decoy is and has at all times been, in material compliance with all applicable Environmental Laws, which compliance includes the possession by Decoy of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Decoy has not received since January 1, 2019 (or prior to that time, if still pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Decoy is not in compliance with any Environmental Law, and, to the Knowledge of Decoy, there are no circumstances that may prevent or interfere with Decoy’s compliance with any Environmental Law in the future. To the Knowledge of Decoy: (i) no current or (during the time a prior property was leased or controlled by Decoy) prior owner of any property leased or controlled by Decoy has received since January 1, 2019 (or prior to that time, if still pending and unresolved), any written notice or other communication relating to property owned or leased at any time by Decoy, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Decoy is not in compliance with or has violated any Environmental Law relating to such property and (ii) Decoy has no material Liability under any Environmental Law.

2.16  Insurance.

(a)  Decoy has made available to Intec accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Decoy, as of the date of this Agreement (other than relating to any Decoy Employee Plan). Each of such insurance policies is in full force and effect and Decoy is in compliance with the terms thereof. Decoy has not received any notice or other communication regarding any actual or possible: (i) cancelation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy (other than annual premium increases in the Ordinary Course of Business). There is no pending workers’ compensation or other claim under or based upon any insurance policy of Decoy. Decoy has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Decoy, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Decoy of its intent to do so.

(b)  Decoy made available to Intec accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Decoy as of the date of this Agreement (the “Existing Decoy D&O Policies”). Section 2.16(b) of the Decoy Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Decoy with respect to the Existing Decoy D&O Policies. All premiums for the current policy period for the Existing Decoy D&O Policies have been paid as of the date hereof.

2.17  Legal Proceedings; Orders.

(a)  Other than any Legal Proceedings with respect to Taxes that are being contested in good faith and for which adequate reserves have been made in the Decoy Unaudited Interim Financial Statements, there is no pending Legal Proceeding, and, to the Knowledge of Decoy, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Decoy, or to the Knowledge of Decoy, any director or officer of Decoy (in his or her capacity as such) or any of the material assets owned or used by Decoy; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of Decoy, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)  There is no material outstanding order, writ, injunction, judgment or decree to which Decoy, or any of the material assets owned or used by Decoy, is subject. To the Knowledge of Decoy, no officer of Decoy is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Decoy from engaging in or continuing any conduct, activity or practice relating to the business of Decoy or to any material assets owned or used by Decoy.

2.18  Inapplicability of Anti-takeover Statutes. The Decoy Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Decoy Stockholder Support Agreements and to the consummation of the Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Decoy Stockholder Support Agreements or any of the other Transactions.

2.19  No Financial Advisor. Except as set forth on Section 2.19 of the Decoy Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Decoy.

2.20  Disclosure. The information relating to Decoy to be supplied by or on behalf of Decoy for inclusion or incorporation by reference in the Registration Statement and/or the Proxy Statement will not, on the date the Registration Statement or Proxy Statement, as applicable, is first filed with the SEC or mailed to the Intec Shareholders (as applicable), contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

2.21  Anti-Corruption. Neither Decoy nor any of its directors, managers or employees or, to the Knowledge of Decoy, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Decoy or in connection with the business of Decoy, has in the last five (5) years: (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose; or (ii) otherwise violated any Anti-Corruption/AML Laws.

2.22  Exclusivity of Representations; Reliance.

(a)  Except as expressly set forth in this Article 2 or in any certificate delivered by Decoy to Intec, Intec Parent and/or Merger Sub pursuant to this Agreement, neither Decoy nor any Person on behalf of Decoy has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, with respect to Decoy and its business, assets and operations, and any other such representations and warranties are hereby expressly disclaimed.

(b)  Decoy acknowledges and agrees that, except for the representations and warranties of Intec, Intec Parent, and Merger Sub set forth in Article 3, neither Decoy nor its Representatives is relying on any other representation or warranty of Intec, Intec Parent, Merger Sub, or any other Person made outside of Article 3 of this Agreement, with regard to Intec, Intec Parent, Merger Sub and their respective businesses, assets and operations.

2.23  No Disqualification Event. Neither Decoy nor any Decoy Stockholder, nor any of their respective directors, executive officers, general partners, managing members or other officers is subject to any Disqualification Event except for a Disqualification Event that: (i) is contemplated by Rule 506(d)(2) of the Securities Act; and (ii) a description of which has been furnished in writing to Intec prior to the date hereof.

Article 3  REPRESENTATIONS AND WARRANTIES OF the INTEC ENTITIES

The Intec Entities, jointly and severally, represent and warrant to Decoy as follows, except as set forth in the written disclosure schedule delivered by the Intec Entities to Decoy (the “Intec Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are only qualified by: (i) any exceptions and disclosures set forth in the section or subsection of the Intec Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears (including by cross-reference); and (ii) any exceptions or disclosures set forth in any other section or subsection of the Intec Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such other representation and warranty).

3.1  Subsidiaries; Due Organization; Organizational Documents.

(a)  Section 3.1(a) of the Intec Disclosure Schedule identifies each Subsidiary of Intec, including, without limitation, the Intec Entities (the “Intec Subsidiaries”). Neither Intec nor any Intec Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Entity, except that Intec may hold securities in another corporation in connection with the Specified Business and Assets Disposition. No Intec Entity has agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Intec has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)  Each of Intec and each Intec Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (where such concept is applicable) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Intec Contracts.

(c)  Each of Intec and any Intec Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Decoy Material Adverse Effect.

(d)  Each director and officer of Intec and each Intec Subsidiary as of the date of this Agreement is set forth in Section 3.1(d) of the Intec Disclosure Schedule.

(e)  Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)  Domestication Merger Sub was formed solely for the purpose of engaging in the Domestication. Except for obligations and liabilities incurred in connection with its incorporation and the Domestication, and this Agreement, Domestication Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(g)  Intec Parent was formed solely for the purpose of engaging in the Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Transactions, Intec Parent has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(h)  Intec has made available to Decoy accurate and complete copies of the Articles of Association, certificate of incorporation, bylaws, and other charter and organizational documents, including all currently effective amendments thereto, for Intec and each Intec Subsidiary (as applicable). Neither Intec nor any Intec Subsidiary has taken any action in breach or violation of any of the provisions of its Articles of Association, certificate of incorporation, bylaws, or other charter or organizational documents (as applicable).

3.2  Authority; Vote Required.

(a)  Each Intec Entity has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Required Intec Entity Shareholder Votes (as defined below), to consummate the Transactions. The Intec Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Intec and Intec Shareholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Transactions; and (iii) determined to recommend the approval of the Intec Shareholder Matters by the Intec Shareholders and directed that the Intec Shareholder Matters be submitted for consideration by Intec Shareholders in connection with the solicitation of the Required Intec Shareholder Vote, as applicable. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Transactions. The board of directors of Intec Parent has (x) determined that the Merger is fair to, and in the best interests of, Intec Parent and its sole stockholder; (y) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Transactions (other than with respect to Domestication Merger, the Reverse Split, the Equity Financing Transactions and the Specified Business and Assets Disposition, which shall be duly authorized and approved by all necessary corporate action prior to the Closing); and (z) recommended that the sole stockholder of Intec Parent adopt this Agreement and thereby approve the Merger and the applicable Transactions. This Agreement has been duly executed and delivered by each Intec Entity and, assuming the due authorization, execution and delivery by Decoy, constitutes the legal, valid and binding obligation of each Intec Entity, enforceable against the Intec Entities in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)  (i) With respect to the items indicated in Section 5.2(a), the affirmative vote of such majority of the holders of the Intec Ordinary Shares required by and voted in accordance with applicable Legal Requirements (in person or by proxy) on the proposed matters at the Intec Shareholders’ Meeting, are the only votes of the holders of the Intec Ordinary Shares necessary to approve such Intec Shareholder Matters (the “Required Intec Shareholder Vote”); (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Transactions (the “Required Merger Sub Stockholder Vote”); and (iii) the affirmative vote of the sole stockholder of Intec Parent is the only vote of the holders of any class or series of Intec Parent Common Stock necessary to adopt this Agreement and approve the Merger and the applicable Transactions (collectively with the Required Intec Shareholder Vote and the Required Merger Sub Stockholder Vote, the “Required Intec Entity Shareholder Votes”).

3.3  Non-Contravention; Consents.

(a)  The execution and delivery of this Agreement by the Intec Entities does not, and the performance of this Agreement by Intec Entities, subject to obtaining the Required Intec Entity Shareholder Votes will not, (i) conflict with or violate the Articles of Association, certificate of incorporation, bylaws, or organizational documents of Intec or any Intec Subsidiary; (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Intec or the Intec Subsidiaries or by which it or any of their respective properties is bound or affected; or (iii) except as listed on Section 3.3(a) of the Intec Disclosure Schedule, require Intec or any Intec Subsidiary to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any Intec Entity’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Intec or any Intec Subsidiary pursuant to, any Intec Material Contract.

(b)  Other than in connection with the Domestication, no material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Intec or any Intec Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws or the rules of Nasdaq, and (iii) any filings and registrations as may be required under the Companies Law and the Israeli Securities Law (1968).

3.4  Capitalization.

(a)  The authorized capital stock of Intec as of the date of this Agreement consists of: 17,500,000 Ordinary Shares with no par value (the “Intec Ordinary Shares”), of which 4,502,578 shares are issued and outstanding as of the date of this Agreement. There are no shares of Intec capital stock that are held by Intec in treasury. All of the issued and outstanding Intec Ordinary Shares have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Intec Warrants to purchase 908,601 Intec Ordinary Shares. Section 3.4(a) of the Intec Disclosure Schedule lists (i) as of March 8, 2021 each record holder of issued and outstanding Intec Ordinary Shares and the number of Intec Ordinary Shares held by each such record holder; and (ii) as of the date of this Agreement, each holder of an issued and outstanding Intec Warrant, the number of shares subject to such Intec Warrant, the exercise price and termination date of such Intec Warrant.

(b)  The authorized capital stock of Intec Parent consists of 5,000 shares of common stock, par value US$0.01 each (“Intec Parent Common Stock”), of which 100 are shares are issued and outstanding as of the date of this Agreement and held of record by Intec. The issued and outstanding shares of Intec Parent Common Stock as of the date hereof are duly authorized, validly issued, fully paid and nonassessable. Intec Parent has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights. Following the consummation of the Domestication, the authorized capital stock of Intec Parent shall consist of at least 17,500,000 shares of Intec Parent Common Stock. Section 3.4(a) of the Intec Disclosure Schedule lists, as of the date of this Agreement all Intec Options including the (i) record holder, (ii) amount of Intec Options, (iii) the exercise price of the Intec Options, (iv) the vesting schedule, (v) acceleration provisions, if any, (vi) the tax route applicable to such Intec Option, (vii) the dates of deposit of the Intec Options with the trustee (board resolution and grant agreement), and (viii) expiration date.

(c)  The authorized capital of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share (“Merger Sub Capital Stock”), of which 100 are, and at the Effective Time will be, issued and outstanding and held of record by Intec Parent. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(d)  Except for the Intec Amended and Restated 2015 Incentive Option Plan (the “Existing Intec Plan”), Intec does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Intec has reserved 450,000 Intec Ordinary Shares for issuance under the Existing Intec Plan. As of the date of this Agreement, of such reserved Intec Ordinary Shares: (i) 6,211 shares have been issued pursuant to the exercise of outstanding options and options to purchase 263,080 shares have been granted and are currently outstanding (including such options that are subject to the approval of the Intec Shareholders); and (ii) 180,709 shares remain available for future issuance pursuant to the Existing Intec Plan.

(e)  Except for the outstanding Intec Warrants set forth on Section 3.4(a) of the Intec Disclosure Schedule, the Intec Options and Intec Parent Options set forth on Section 3.4(d) of the Intec Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Intec or any Intec Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Intec or any Intec Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Intec or any Intec Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Intec or any Intec Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Intec or any Intec Subsidiary.

(f)  Except as set forth in Section 3.4(f) of the Intec Disclosure Schedule, (i) none of the outstanding Intec Ordinary Shares or shares of Merger Sub Capital Stock or Intec Parent Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Intec or any Intec Subsidiary having a right to vote on any matters on which the Intec Shareholders or the sole stockholder of Merger Sub or Intec Parent, as applicable, have a right to vote; (iii) there is no Intec Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Intec Ordinary Shares or capital stock of any Intec Subsidiary. Neither Intec nor any Intec Subsidiary are under any obligation, and no Intec Contract includes any provision pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Intec Ordinary Shares, capital stock of an of the Intec Subsidiaries or other securities.

(g) All outstanding Intec Ordinary Shares and shares of Merger Sub Capital Stock and Intec Parent Common Stock, as well as all Intec Warrants, Intec Parent Options and Intec Options, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

(h)  Intec and Intec Parent will comply with the terms of the Option Tax Ruling and the provisions of section 102(b)(2) of the Ordinance including maintaining a trustee as required under section 102 of the Ordinance and due deposit of the equity with such trustee, filing the appropriate plans for approval by the ITA under the trustee capital gains route of section 102(b)(2) of the Ordinance and receipt of all required tax rulings in order to maintain the tax route under which the equity awards were granted.

3.5  SEC Filings; Financial Statements.

(a)  Intec has timely filed or furnished to the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed or furnished by Intec with the SEC since January 1, 2019 (the “Intec SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Intec SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be). As of their respective effective dates, in the case of Intec SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, and at the time they were filed with the SEC, in the case of all other Intec SEC Documents, none of the Intec SEC Documents contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Intec is eligible to use a Form S-3 for primary offerings of its securities for cash under Instruction I.B.6. of Form S-3.

(b)  Each of the consolidated financial statements (including any related notes) contained or incorporated by reference in the Intec SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with IFRS (with respect to the periods ended as of December 31, 2018) and GAAP (with respect to the period commencing as of January 1, 2019) (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Item 8.A.5 of Form 20-F of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Intec and the Intec Subsidiaries, as a whole, as of the respective dates thereof and the results of operations and cash flows of Intec for the periods covered thereby, subject to any exemptions or reliefs afforded to a reporting company that qualifies as a foreign private issuer or an emerging growth company. Other than as expressly disclosed in the Intec SEC Documents filed prior to the date hereof, there has been no material change in Intec’s or any Intec Subsidiary’s accounting methods or principles that would be required to be disclosed in Intec’s consolidated financial statements in accordance with GAAP.

(c)  Intec’s independent registered accounting firm has at all times since the date Intec become subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Intec, “independent” with respect to Intec within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Intec, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Intec’s independent registered accounting firm has not resigned or been dismissed as independent registered accountants of Intec as a result of any disagreement with Intec or any Intec Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d)  Except as set forth on Section 3.5(d) of the Intec Disclosure Schedule, Intec has not received, since January 1, 2018, any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Intec Ordinary Shares on Nasdaq. Intec has delivered all of such comment letters and correspondence to Decoy. Intec has not disclosed any unresolved comments in the Intec SEC Documents.

(e)  Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Intec, the Intec Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)  Intec is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The Nasdaq Capital Market and the Companies Law. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Intec SEC Documents (collectively, the “Certifications”) in the Intec SEC Documents are accurate and complete and comply in all material respects as to form and content with all applicable Legal Requirements.

(g)  Intec maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures designed to provide reasonable assurance: (i) that Intec maintains records that in reasonable detail accurately and fairly reflect Intec’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) all transactions are executed in accordance with authorization of management and/or the Intec Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Intec’s assets that could have a material effect on Intec’s financial statements. Since January 1, 2019, neither Intec nor its independent public accounting firm has identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Intec and any Intec Subsidiaries, (ii) any fraud, whether or not material, that involves Intec, any Intec Subsidiaries, Intec’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Intec or any Intec Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(h)  Since January 1, 2019, Intec’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Intec in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Intec’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.6  Undisclosed Liabilities. As of the date of this Agreement, Intec has no material Liabilities, except for: (a) Liabilities disclosed, reflected, or reserved against on the Intec Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Intec since the date of the Intec Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business under Intec Contracts (excluding any instances of breach or indemnification); (d) Liabilities incurred in connection with the Transactions; (e) Liabilities listed in Section 3.6 of the Intec Disclosure Schedule; or (f) Liabilities for Taxes incurred since the date of the Intec Unaudited Interim Balance Sheet that are not yet delinquent (taking into account any applicable due date extensions) or for any Taxes that are being contested in good faith and for which adequate reserves have been made in Intec’s most recent financial statements contained or incorporated by referenced in the Intec SEC Documents.

3.7  Absence of Changes. Except as set forth in Section 3.7 of the Intec Disclosure Schedule, between the date of the Intec Unaudited Interim Balance Sheet and the date of this Agreement, each of Intec and the Intec Subsidiaries have conducted its business in the Ordinary Course of Business and there has not been: (a) any event that has had an Intec Material Adverse Effect; or (b) or any action, event or occurrence that would have required consent of Decoy pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.8  Title to Assets. Intec and the Intec Subsidiaries together own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in the Intec Business, in each case, free and clear of any Encumbrances, except for: (i) any lien for (x) Taxes that are being contested in good faith and for which adequate reserves have been made on the Intec Unaudited Interim Balance Sheet, or (y) current Taxes not yet delinquent; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Intec or any Intec Subsidiary; and (iii) liens listed in Section 3.8 of the Intec Disclosure Schedule.

3.9  Real Property; Leaseholds. Neither Intec nor any Intec Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 3.9 of the Intec Disclosure Schedule (the “Intec Leases”), which are each in full force and effective, with no existing material default thereunder. Intec’s and any Intec Subsidiary’s use and operation of each property leased under the Intec Leases conforms to all applicable Legal Requirements in all material respects, and Intec has exclusive possession of each such leased property and has not granted occupancy rights to tenants or licensees with respect to such leased property or any portion thereof.

3.10  Material Contracts.

(a)  Section 3.10(a) of the Intec Disclosure Schedule lists the following Intec Contracts in effect (or under which an Intec Entity has any material Liabilities) as of the date of this Agreement (each such listed Intec Contract, together with any other Intec Contract required to be listed therein, together with each Intec Lease, an “Intec Material Contract” and collectively, the “Intec Material Contracts”):

(i)  each Intec Contract constituting a material bonus, deferred compensation, severance, change in control, retention, incentive compensation, pension, profit-sharing or retirement plan, or any other employee benefit plans or arrangements;

(ii)  relating to (x) the employment of any Person, other than any employment agreement, employment contract, offer letter, or similar arrangement that is terminable “at-will” without penalty, Liability or severance (statutory, contractual, or otherwise), or (y) the provision by a Person of individuals to provide services to Intec as contractors or consultants that can be terminated without penalty, Liability or premium upon notice of thirty (30) days or less;

(iii)  each Intec Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan with any employee or other individual consultant, independent contractor or director, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iv)  each collective bargaining agreement or other agreement with any union (trade, labor, or otherwise) or similar employee representative or works council;

(v)  each Intec Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(vi)  each Intec Contract containing (A) any covenant limiting the freedom of Intec, any Intec Subsidiary or the Surviving Corporation to engage in any line of business or compete with any Person; (B) any most-favored pricing arrangement; (C) any exclusivity provision where Intec or any Intec Subsidiary is the party that is subject to such exclusivity; or (D) any non-solicitation provision;

(vii)  each Intec Contract requiring capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(viii)  each Intec Contract relating to the disposition or acquisition of material assets with a fair market value exceeding $50,000, other than in the Ordinary Course of Business;

(ix)  each Intec Contract relating to any mortgages, indentures, loans (other than trade credit in the Ordinary Course of Business), notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Intec or any Intec Subsidiary or any loans or debt obligations with officers or directors of Intec or any Intec Subsidiary (other than the advancement or reimbursement of expenses in the Ordinary Course of Business); or

(x)  each Intec Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing financial advisory services to Intec in connection with the Transactions.

(b)  Intec has made available to Decoy accurate and complete copies of all Intec Material Contracts, including all amendments thereto. There are no Intec Material Contracts that are not in written form. Neither Intec nor any Intec Subsidiary has, nor to the Knowledge of Intec, as of the date of this Agreement has any other party to an Intec Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Intec Material Contract in such manner as would permit any other party to cancel or terminate any such Intec Material Contract, or would permit any other party to seek damages. As of the date of this Agreement, each Intec Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11  Compliance; Permits; Restrictions.

(a)  Intec and each of the Intec Subsidiaries is, and for the last 5 years has been, in material compliance with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Intec, threatened against Intec or any Intec Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Intec or any Intec Subsidiary which: (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Intec or any Intec Subsidiary, any acquisition of material property by Intec or any Intec Subsidiary or the conduct of the Intec Business; (ii) would reasonably be expected to have an adverse effect on Intec’s ability to comply with or perform any covenant or obligation under this Agreement; or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Transactions.

(b)  Intec holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the Intec Business (the “Intec Permits”), and no such Intec Permit has been: (i) revoked, withdrawn, suspended, canceled or terminated; or (ii) modified in any materially adverse manner. Intec has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Intec Permit. There are no proceedings pending or, to the Knowledge of Intec, threatened with respect to an alleged violation by Intec or any Intec Subsidiary of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Legal Requirements promulgated by the FDA or other Drug Regulatory Agency.

3.12  Tax Matters.

(a)  Each of Intec, each Intec Subsidiary, Merger Sub, Domestication Merger Sub, and Intec Parent (individually and/or collectively, as the context may require, the “Intec Entities”) has timely filed (taking into account any applicable extensions of the due date) all income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. None of the Intec Entities is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the Ordinary Course of Business). No claim that remains unresolved on the date hereof has ever been made by an authority in a jurisdiction where any Intec Entity does not file Tax Returns that such Intec Entity is subject to taxation by that jurisdiction.

(b)  All material Taxes (whether or not shown on any Tax Return) due and owing by any Intec Entity on or before the date hereof (taking into account any applicable extensions of the due date) have been timely paid. The unpaid Taxes of each Intec Entity through the date of the Intec Unaudited Interim Balance Sheet have been reserved for in the Intec Unaudited Interim Balance Sheet. Since the date of the Intec Unaudited Interim Balance Sheet, none of the Intec Entities has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)  Each Intec Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid, deemed paid or owing to any employee, independent contractor, creditor, stockholder or other third party (for the avoidance of doubt, such payments include all payments and deemed payments for the exercise, conversion, repayment and cancellation of stock options, warrants, convertible securities, SAFEs and convertible debt and equity equivalents of Intec). Each Intec Entity is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax laws.

(d)  There are no Encumbrances for Taxes (other than Taxes not yet delinquent or Taxes that are being contested in good faith and for which adequate reserves have been made in the Intec Unaudited Interim Balance Sheet) upon any of the assets of the Intec Entity.

(e)  Intec and the Intec Subsidiaries which are incorporated under the laws of Israel are duly registered for the purposes of Israeli value added tax and have complied in all respects with all requirements concerning value added Taxes (“VAT”). Intec and the Intec Subsidiaries which are incorporated under the laws of Israel (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Governmental Body all output VAT which they are required to collect and remit under any applicable law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable law. The non-Israeli Intec Entities are not required to effect Israeli VAT registration.

(f)  No Intec Entity has ever made any election to be treated or claimed any benefits as “Beneficial Enterprise” (Mifaal Mutav) or otherwise nor did it take any position of being a “Preferred Enterprise” (Mifaal Muadaf) or “Preferred Technological Enterprise” (Mifaal Technology Muasaf) or otherwise under the Law for Encouragement of Capital Investments, 1959.

(g)  Other than with respect to Taxes that are being contested in good faith and for which adequate reserves have been made in the Intec Unaudited Interim Balance Sheet: (a) no material deficiencies for Taxes with respect to any Intec Entity that remains outstanding have been claimed, proposed or assessed by any Governmental Body in writing, (b) there are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any Liability in respect of Taxes of any Intec Entity, and (c) no issues relating to Taxes of any Intec Entity were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Intec has delivered or made available to Decoy complete and accurate copies of all federal income Tax and all other material Tax Returns of each of the Intec Entities for all taxable periods for which the applicable Tax authorities are able to review, challenge or audit such Tax Returns, and complete and accurate copies of all examination reports and statements of deficiencies assessed for any such taxable periods, against or agreed to by any Intec Entity (or predecessors) with respect to federal income Tax and all other material Taxes. None of the Intec Entities (nor any respective predecessors) have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. Intec has provided Decoy with copies of all and any private Tax rulings, or applications or requests for private Tax rulings, that apply or were made with respect to any Intec Entity.

(h)  None of the Intec Entities (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; nor (ii) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(i)  None of the Intec Entities has been a (i) United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (ii) a real estate company (Igud Mekarkein) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(j)  None of the Intec Entities is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords, the primary purpose of which does not relate to Taxes.

(k)  None of the Intec Entities has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Intec Parent) for federal, state, local or foreign Tax purposes. None of the Intec Entities have any Liability for the Taxes of any Person (other than such Intec Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor.

(l)  None of the Intec Entities has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying intended to qualify for tax-deferred treatment in whole or in part under Section 355 of the Code.

(m)  None of the Intec Entities is a partner for U.S. federal income Tax purposes with respect to any joint venture, partnership, or to the Knowledge of Intec, other arrangement or Contract which is treated as a partnership for U.S. federal income Tax purposes.

(n)  No Intec Entity is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2, other than the Domestication Ruling.

(o)  Since its incorporation, no Intec Entity has received or is subject to any Tax ruling, “Tax decision” (Hachlatat Misui) or has entered into any agreements with, any Governmental Body, other than the Domestication Ruling.

(p)  Neither Intec nor any Intec Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any (i) installment sale or other open transaction disposition made prior to Closing, (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into prior to Closing, (iii) prepaid amount received outside the Ordinary Course of Business prior to Closing, (iv) election under Section 108(j) or Section 965(h) of the Code (or any similar provisions of applicable Legal Requirements) made prior to Closing, or (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(q)  None of the Intec Entities (i) has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), (ii) has ever participated or has engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of state, local or foreign law), (iii) has ever taken a position that is contrary to a “reportable position” published pursuant to Section 131D of the ITO or 67D of Israel Value Added Tax Law of 1975, or (iv) is or was subject to reporting obligations under Sections 131D or 131E of the ITO or similar provisions of any Tax law, including Israel Value Added Tax Law of 1975 and any state, local or foreign law.

(r)  None of the Intec Entities or any Affiliates thereof has taken any action, or has any Knowledge of any fact or circumstance (including, for the avoidance of doubt, any actions that may be otherwise permitted pursuant to Section 4.6), that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or a tax-deferred exchange pursuant to Section 351(a) of the Code.

(s)  Intec has made available to Decoy, with respect to all taxable periods beginning on or after January 1, 2017, complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of any Intec Entity.

(t)  All related party transactions involving any of the Intec Entities have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law. No Intec Entity has received any notice of any claim by a Governmental Body in a jurisdiction where such Intec Entity does not file Tax Returns that any Intec Entity is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction and there is no reasonable basis for any such Governmental Body to assert such a claim against any Intec Entity.

(u)  Except as set forth on Section 3.12(u) to the Intec Disclosure Schedule, none of the Intec Entities is subject to Tax in any jurisdiction outside the jurisdiction of its organization by virtue of (i) having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business or (ii) otherwise having a taxable presence in that jurisdiction.

(v)  None of the Intec Entities is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law)other than Intec or Domestication Merger Sub or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(w)  Nothing in this Section 3.12 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of Intec or any Intec Subsidiary in any taxable period (or portion thereof) beginning after the Effective Time, or (ii) any Tax position that Intec or its Affiliates (including the Surviving Corporation) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

(x)  None of the Intec Entities has deferred any payroll Taxes pursuant to the provisions of the CARES Act or any executive order, or have otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.

(y)  Each of the Intec Entities uses the accrual method of accounting for U.S. federal income Tax purposes.

3.13  Employee and Labor Matters; Benefit Plans.

(a)  Section 3.13(a) of the Intec Disclosure Schedule lists, as of the date of this Agreement, all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all material bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, disability, life or accident insurance, paid time off or vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit plans, programs, agreements or arrangements, which are currently in effect relating to any present or former employee, independent contractor or director of Intec or any Intec Affiliate (collectively, “Intec Service Providers”), or which is maintained by, administered or contributed to by, or required to be contributed to by, Intec or any Intec Affiliate, or under which Intec or any Intec Affiliate has any current or may incur any future Liability (each, an “Intec Employee Plan”) (other than offer letters with non-officer employees which are materially consistent with forms delivered or made available by the Intec prior to the execution of this Agreement; equity grant notices and related documentation, with respect to Intec employees; and agreements with consultants entered into in the Ordinary Course of Business and which are materially consistent with forms delivered or made available by Intec prior to the execution of this Agreement) and separately identifies each Intec Employee Plan that is maintained primarily for the benefit of Intec Service Providers outside the United States, including each material old age part time and early retirement scheme, retirement plan, pension plan (funded and unfunded), deferred compensation and life insurance plan (each, an “Intec Foreign Plan”).

(b)  With respect to each Intec Employee Plan, Intec has made available to Decoy a true and complete copy of, to the extent applicable: (i) the governing plan document or agreement, including any amendments thereto, and a written summary of the material terms of any such plan that is not in writing; (ii) the three (3) most recent annual reports (Form 5500) as filed with the United States Department of Labor, including any financial statements and actuarial reports; (iii) the currently effective trust agreement; (iv) the most recent summary plan description, with any summary or material modifications or prospectus; (v) the most recent United States Internal Revenue Service determination or opinion letter with respect to any Intec Employee Plan; (vi) all material and non-routine notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three (3) years; (vii) all non-discrimination and compliance tests for the most recent three (3) plan years; and (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(c)  Each Intec Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the United States Internal Revenue Service. To the Knowledge of Intec, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Intec Employee Plan or the exempt status of any related trust.

(d)  Each Intec Employee Plan has been operated and maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA, and all Intec Foreign Plans comply in all material respects with applicable Legal Requirements. Neither Intec nor any Intec Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Intec Employee Plans. All contributions required to be made by Intec, any of its Subsidiaries or any Intec Affiliate to any Intec Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice).

(e)  Neither Intec, nor any Intec Affiliate has (i) engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or (ii) knowingly violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(f)  No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Intec, is threatened, against or with respect to any Intec Employee Plan, including any audit or inquiry by the United States Internal Revenue Service, United States Department of Labor or other Governmental Body.

(g)  No Intec Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Intec, nor any Intec Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or Liability with respect to, any such plan. No Intec Employee Plan is a Multiemployer Plan, and neither Intec, nor any Intec Affiliate has ever contributed to or had an obligation to contribute, or incurred any Liability in respect of a contribution, to any Multiemployer Plan. No Intec Employee Plan is a Multiple Employer Plan.

(h)  No Intec Employee Plan provides for medical, welfare, retirement or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Intec Employee Plan qualified under Section 401(a) of the Code. Except as provided in Section 3.13(h) of the Intec Disclosure Schedule and identified as a self-funded plan, neither Intec nor any Intec Affiliate sponsors or maintains any self-funded employee welfare benefit plan.

(i)  No payment made pursuant to any Intec Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and guidance thereunder) from Intec or any Intec Subsidiary, including the grant, vesting or exercise of any stock option, would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to the Transactions or otherwise.

(j)  Each Intec Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Intec.

(k)  No Intec Options or Intec Parent Option are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the regulations and guidance thereunder) maintained by or under which Intec or any of Intec Subsidiary makes, is obligated to make or promises to make, payments (each, an “Intec 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the regulations and guidance thereunder. No payment to be made under any Intec 409A Plan is, or to the Knowledge of Intec will be, subject to the penalties of Section 409A(a)(1) of the Code.

(l)  Intec and the Intec Subsidiaries are in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge. There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Intec, threatened or reasonably anticipated against Intec relating to any employee, employment agreement, independent contractor, independent contractor agreement or Intec Employee Plan. There are no pending or, to the Knowledge of Intec, threatened or reasonably anticipated claims or actions against Intec under any worker’s compensation policy or long term disability policy. Intec is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices.

(m)  Except as set forth on Section 3.13(m) of the Intec Disclosure Schedule, no independent contractor is eligible to participate in any Intec Employee Plan. Neither Intec nor any Intec Subsidiary has material Liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee; or (B) any employee currently or formerly classified as exempt from overtime wages.

(n)  Within the past four years, neither Intec nor any Intec Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any Liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Intec prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(o)  No employee of Intec or any Intec Subsidiary is covered by an effective or pending collective bargaining agreement or similar labor agreement, and within the last four years there has not been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Intec or any Intec Subsidiary. No union or other collective bargaining unit has been certified or recognized by Intec or any Intec Subsidiary as representing any of its employees, and neither Intec nor any Intec Subsidiary pays any dues to the Israeli General Federation of Labor (or Histadrut) or participates in the expenses of any Workers’ Committee (or Va’ad Ovdim).

(p)  There is no Contract or arrangement to which Intec or any Intec Subsidiary is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise Taxes paid pursuant to Sections 409A or 4999 of the Code.

(q)  Except as set forth in Section 3.13(q) of the Intec Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Transactions or, if in connection with any of the foregoing, any termination of employment or service or any other event in connection therewith will, individually or together or with the occurrence of some other event: (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Intec; (ii) materially increase or otherwise enhance any benefits otherwise payable by Intec; (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code; (iv) increase the amount of compensation due to any Person by Intec; or (v) result in the forgiveness in whole or in part of any outstanding loans made by Intec to any Person.

(r)  Except as noted on Section 3.13(r) of the Intec Disclosure Schedule, all individuals employed by Intec and its Subsidiaries are employed at-will and Intec and its Subsidiaries have no employment or other agreements that contain any severance, change in control, termination pay liabilities, or advance notice requirements, and all agreements with independent contractors or consultants may be terminated by Intec without penalty or Liability with thirty (30) days or less notice.

(s)  Intec and its Subsidiaries have paid all earned wages, bonuses, commissions, severance, and other benefits and sums due (and all required Taxes, insurance, social security and withholding thereon), other than accrued amounts representing wages, bonuses, or commission entitlements due for the current pay period or for the reimbursement of legitimate expenses.

(t)  Solely with respect to employees who reside or work in Israel or are employed by any Intec Entities (“Israeli Employees”): (i) none of the Intec Entities has or is subject to, and no Israeli Employee benefits from, any extension order (tzavei harchava) (other than extension orders applicable to all employers in Israel); (ii) the obligations of any Intec Entities to provide severance pay, vacation and contributions to any Non-US Benefit Plan (including pension plans, managers’ insurance policy, study fund and loss of earning insurance) to its Israeli Employees pursuant to applicable Law and any other source have been fully funded or, if not required to be fully funded, are accrued on such entity’s financial statements; (iii) without derogating from the generality of the above, the Section 14 Arrangement under the Israeli Severance Pay Law – 1963 applies to all Israeli Employees as of their start date of employment with relevant Intec Entity based on their entire determining salary; and (iv) the Intec Entities are in compliance with all applicable Law, regulations, permits and contracts relating to employment, employment practices, wages, bonuses, commissions and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law (5761 2001), The Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002, The Prevention of Sexual Harassment Law (5758 1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011 and The Employment of Employee by Manpower Contractors Law (5756 1996). To the Knowledge of Intec, none of the Intec Entities have engaged any Israeli Employees whose employment would require special approvals from any Governmental Body. Except for matters that have not resulted in and would not, individually or in the aggregate, result in material liabilities to the Intec Entities, taken as a whole, (A) all amounts that the Intec Entities are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Body as required by the Israeli Income Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and (B) the Intec Entities do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due).

3.14  Environmental Matters. Intec and each Intec Subsidiary is and at all times has been, in material compliance with all applicable Environmental Laws, which compliance includes the possession by Intec of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Intec nor any Intec Subsidiary has received since January 1, 2019 (or prior to that time, if still pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Intec or any Intec Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Intec, there are no circumstances that may prevent or interfere with Intec’s compliance with any Environmental Law in the future. To the Knowledge of Intec: (i) no current or prior (during the time a prior property was leased or controlled by Intec) owner of any property leased or controlled by Intec or any Intec Subsidiary has received since January 1, 2019 (or prior to that time, if still pending and unresolved), any written notice or other communication relating to property owned or leased at any time by Intec, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Intec or any Intec Subsidiary is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Intec nor any Intec Subsidiary has any material Liability under any Environmental Law.

3.15  Insurance.

(a)  Intec made available to Decoy accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Intec and each Intec Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Intec and each Intec Subsidiary is in compliance with the terms thereof. Neither Intec nor any Intec Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancelation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Intec or any Intec Subsidiary. Intec and each Intec Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Intec or any Intec Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Intec or any Intec Subsidiary of its intent to do so.

(b)  Intec has made available to Decoy accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Intec and each Intec Subsidiary as of the date of this Agreement (the “Existing Intec D&O Policies”). Section 3.15(b) of the Intec Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Intec and each Intec Subsidiary with respect to the Existing Intec D&O Policies. All premiums for the current policy period for the Existing Intec D&O Policies have been paid as of the date hereof.

3.16  Legal Proceedings; Orders.

(a)  Other than Legal Proceedings with respect to Taxes which are being contested in good faith and for which adequate reserves have been made on the Intec Unaudited Interim Balance Sheet, there is no pending Legal Proceeding, and, to the Knowledge of Intec, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Intec or any of the Intec Subsidiary, or to the Knowledge of Intec, any director or officer of Intec (in his or her capacity as such) or any of the material assets owned or used by Intec or any Intec Subsidiary; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. To the Knowledge of Intec, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)  There is no material outstanding order, writ, injunction, judgment or decree to which Intec or any Intec Subsidiary, or any of the material assets owned or used by Intec or any Intec Subsidiary, is subject. To the Knowledge of Intec, no officer of Intec or any Intec Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Intec or any Intec Subsidiary or to any material assets owned or used by Intec or any Intec Subsidiary.

3.17  Inapplicability of Anti-takeover Statutes. The Intec Board of Directors and the board of directors of Merger Sub and Intec Parent have taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Transactions.

3.18  No Financial Advisor. Except for the Equity Financing Transactions, the Specified Business and Assets Disposition, and as set forth on Section 3.18 of the Intec Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Intec or any Intec Subsidiary.

3.19  Disclosure. The information relating to Intec or the Intec Subsidiaries to be supplied by or on behalf of Intec for inclusion or incorporation by reference in the Decoy Stockholder Materials will not, on the date the Decoy Stockholder Materials are first mailed to the Decoy Stockholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

3.20  Anti-Corruption. Neither Intec or any Intec Subsidiary has, and none of any of Intec’s directors, managers or employees or, to the Knowledge of Intec, any of its agents, Representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Intec or in connection with the business of Intec, has in the last five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any Person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose; or (ii) otherwise violated any Anti-Corruption/AML Laws.

3.21  Valid Issuance. The Intec Parent Common Stock to be issued in the Merger as the Merger Consideration will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.22  Intellectual Property.

(a)  The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Intec has not, to the Knowledge of Intec, infringed or misappropriated any Intellectual Property right of any third party, and Intec has not received any written notice alleging any such violation, infringement or misappropriation, including any notice asserting that Intec must acquire a license to any Intellectual Property of a third party.

(b)  Intec, and the operation of the Intec Business, have at all times been in substantial compliance with all obligations under Intec Contracts under which any Personal Data was provided to Intec, and all applicable Legal Requirements pertaining to data privacy and data security of any such Personal Data. To the Knowledge of Intec, there have been: (i) no material losses or thefts of data or security breaches relating to Personal Data held or used by Intec; (ii) no violations of any security policy of Intec regarding any such Personal Data; (iii) no unauthorized access or unauthorized use of any such Personal Data; and (iv) no unintended or improper disclosure of any Personal Data in the possession, custody or control of Intec, or an employee, contractor or agent acting on behalf of Intec.

3.23  Government Grants

(a)  Except as set forth in Section 3.23(a) of the Intec Disclosure Schedule, none of the Intec Entities has developed any Intellectual Property to which the Intec Entities have any rights through the application of any financing made available by any Governmental Grants, or through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions.

(b)  Except as set forth on Section 3.23(b) of the Intec Disclosure Schedule, none of the Intec Entities has entered into, applied for, requested, accepted, been notified that it has been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant, including, without limitation: (A) Governmental Grants from the IIA, (B) “Approved Enterprise” or similar status granted by the Investment Center, (C) Grants from the Israeli Fund for the Promotion of Marketing and (D) Governmental Grants from the ITA, the State of Israel, the BIRD Foundation, and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union and the Fund for Encouragement of Marketing Activities of the Israeli Government.

(c)  The Intec Entities have delivered to Decoy accurate and complete copies of (i) all applications and material correspondence submitted by or on behalf of the Intec Entities to the applicable Governmental Body in connection with a Governmental Grant or application therefor, or accepted or received by the Intec Entities, and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to any Intec Entity by any Governmental Body in connection with a Governmental Grant or application therefor or accepted or received by any Intec Entity, and any undertakings binding upon the Intec Entities in connection with any such Governmental Grant and (iii) any other material documents or information regarding any Governmental Grant including complete information regarding the amount of any Governmental Grant and any accrued interest or other financial liabilities connected thereto. Except for undertakings set forth in letters of approvals, provided under any applicable law, there are no undertakings which any Intec Entity has given in connection with any Governmental Grant accepted or received by such Intec Entity.

(d)  Each of the Intec Entities has been and is in compliance with all the terms, conditions, requirements of all Governmental Grants (including any reporting requirements) and any applicable law in connection therewith, and has duly fulfilled in material all respects all conditions, undertakings and other obligations relating thereto.

(e)  Other than arising in connection with the Specified Business and Assets Disposition, no event has occurred, and no circumstance or condition resulting from an action or omission to act of any Intec Entity exists, that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant or any benefit available in connection with any Governmental Grant, (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that such Intec Entity return or refund any benefits provided under any Governmental Grant, an acceleration or increase of royalty payments obligation, requirement for past royalties, or obligation to pay additional payments in respect to any Governmental Grant (each a “Government Grant Liability”) other than prospective on-going royalty payments in connection with the Government Grants. In the event the Specified Business and Asset Disposition results in any payment or Liability, contingent or otherwise, in connection with any such Government Grant, such Liability shall be satisfied in full on or immediately following the Closing (or shall otherwise be deducted from Intec Net Cash).

(f)  Except as set forth on Section 3.23(f) of the Intec Disclosure Schedule, no consent of or notification to any Governmental Body is required to be obtained prior to the consummation of the Closing, or the consummation of the Domestication or the Specified Business and Assets Disposition in order to comply with the applicable law or the terms of the Governmental Grants.

3.24  Exclusivity of Representations; Reliance.

(a)  Except as expressly set forth in this Article 3 or in any certificate delivered to Decoy by Intec, Intec Parent and/or Merger Sub pursuant to this Agreement, neither Intec, Intec Parent, the Intec Subsidiaries and/or Merger Sub, nor any Person on behalf of them has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, with respect to Intec, Intec Parent, the Intec Subsidiaries and their business, assets and operations and any other such representations and warranties are hereby expressly disclaimed.

(b)  Intec, Intec Parent, and Merger Sub acknowledge and agree that, except for the representations and warranties of Decoy set forth in Article 2, none of Intec, Intec Parent, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Decoy or any other Person made outside of Article 2 of this Agreement with regard to Decoy and its businesses, assets and operations.

Article 4  CERTAIN COVENANTS OF THE PARTIES

4.1  Access and Investigation.

(a)  Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(i)  upon reasonable notice, provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets (taking into account any restricted access to such property due to the coronavirus (COVID-19) pandemic and the effects thereof) and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(ii)  provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(iii)  permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or reasonably appropriate. Any investigation conducted by either Party pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(1)  all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(2)  any written materials or communications sent by or on behalf of a Party to its stockholders;

(3)  any material notice, document or other communication sent by or on behalf of a Party to any party to any Intec Material Contract or Decoy Material Contract, as applicable, or sent to a Party by any party to any Intec Material Contract or Decoy Material Contract in connection the Transactions, as applicable;

(4)  any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Transactions;

(5)  any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(6)  any material notice, report or other document received by a Party from any Governmental Body.

(iv)  Notwithstanding the foregoing: (i) any Party may restrict the foregoing access to the extent that (x) any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information, (y) such access to the information would breach such Party’s confidentiality obligations to a third party existing as of the date hereof (provided that upon the other Party’s reasonable request such Party shall use its reasonable efforts to obtain such third party’s consent to permit such other Party access to such information, subject to appropriate confidentiality protections), or (z) such information relates to potential or actual claims relating to the Transactions against a Party by any other Party; and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client or other legal privilege.

(b)  Upon request by either Party, the other Party shall provide an unaudited monthly report setting forth Decoy Net Cash or Intec Net Cash (as applicable), as expected at Closing as of the end of each calendar month, which shall be delivered within thirty (30) calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing.

4.2  Operation of Intec’s Business.

(a)  Except as expressly required or permitted by this Agreement, including actions reasonably necessary or advisable in connection with the Specified Business and Assets Disposition and the Domestication, or as required by applicable Legal Requirements, during the Pre-Closing Period, Intec shall: (i) conduct its business and operations in the Ordinary Course of Business; provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic and its effects, Intec and any of its Subsidiaries may, in connection with the coronavirus (COVID-19) pandemic and its effects, take such actions as are reasonably necessary: (x) to protect the health and safety of Intec’s or any of its Subsidiaries’ employees and other individuals having business dealings with Intec or any of its Subsidiaries; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic and its effects; provided further that following any such suspension, to the extent that Intec or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Intec Material Contracts, and Intec Parent, Merger Sub and Domestication Merger Sub shall not conduct any business except as required by this Agreement, or reasonably necessary for the consummation of the Transactions.

(b)  Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Intec Disclosure Schedule, as required or permitted by this Agreement, including in connection with the Specified Business and Assets Disposition, the Domestication, the Equity Financing Transactions, or the Reverse Split, or as required by applicable Legal Requirements, neither Intec, Intec Parent, Merger Sub, Domestication Merger Sub, nor any other Intec Subsidiary shall, without the prior written consent of Decoy (which consent shall not be unreasonably withheld or delayed):

(i)  (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Intec Ordinary Shares and/or Intec Parent Common Stock, as applicable; or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)  sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except (x) upon the valid exercise of Intec Options and Intec Parent Options or Intec Warrants outstanding as of the date of this Agreement, or any equivalent options or warrants into which such Intec Options and Intec Parent Options or Intec Warrants are converted in connection with the Domestication, or (y) pursuant to the Intec Pre-Closing Financing Transaction); (B) any option, warrant or right to acquire any capital stock or any other security; (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security; or (D) any debt securities or any rights to acquire any debt securities;

(iii)  grant any registration rights;

(iv)  amend the Articles of Association or other charter or organizational documents of Intec, or the certificate of incorporation, bylaws or other charter or organizational documents of Merger Sub or Intec Parent, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)  delay the payment of any Liability, including accounts payable and accrued expenses, beyond the later of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;

(vii)  (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or capital commitment in excess of $50,000;

(viii)  (A) adopt, establish or enter into any material Intec Employee Plan; (B) cause or permit any Intec Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Decoy; (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Transactions; (D) enter into any Contract with a labor union or collective bargaining agreement; (E) except as provided in the Intec Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, other than in each case in connection with normal periodic pay review processes which are consistent with those of previous periods; (F) except as provided in the Intec Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any director, officer, employee or contractor of Intec; or (G) except as provided in the Intec Disclosure Schedule, pay or increase the severance or change of control benefits offered to any director, officer, employee or contractor of Intec;

(ix)  enter into any material transaction outside the Ordinary Course of Business;

(x)  acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(xi)  (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)  enter into, amend or terminate any Intec Contract that, if effective as of the date hereof, would constitute an Intec Material Contract;

(xiii)  initiate or settle any Legal Proceeding;

(xiv)  adopt any stockholder rights plan or similar arrangement;

(xv)  renew, extend or modify any Intec Lease; or

(xvi)  agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Decoy, directly or indirectly, the right to control or direct Intec’s operations during the Pre-Closing Period.

4.3  Operation of Decoy’s Business.

(a)  Except as expressly required or permitted by this Agreement or as required by applicable Legal Requirements, during the Pre-Closing Period, Decoy shall (i) conduct its business and operations in the Ordinary Course of Business; provided that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic and its effects, Decoy may, in connection with the coronavirus (COVID-19) pandemic and its effects, take such actions as are reasonably necessary: (x) to protect the health and safety of Decoy’s employees and other individuals having business dealings with Decoy; or (y) to respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic and its effects; provided further that following any such suspension, to the extent that Decoy took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business consistent with past practice, to resume conducting its business in the Ordinary Course of Business consistent with past practice in all material respects as soon as reasonably practicable; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Decoy Material Contracts.

(b)  Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Decoy Disclosure Schedule, as expressly permitted or required by this Agreement, or as required by applicable Legal Requirements, Decoy shall not, without the prior written consent of Intec (which consent shall not be unreasonably withheld or delayed):

(i)  (A) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Decoy Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii)  except for (1) a Decoy Pre-Closing Financing Transaction, and (2) shares of Decoy Common Stock issued upon the valid exercise of Decoy Options outstanding as of the date of this Agreement or upon the SAFE Conversion or Preferred Stock Conversion, sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security; (B) any option, warrant or right to acquire any capital stock or any other security; (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security; or (D) any debt securities or any rights to acquire any debt securities;

(iii)  amend the certificate of incorporation, bylaws or other charter or organizational documents of Decoy, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)  form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)  delay the payment of any Liability, including accounts payable and accrued expenses, beyond the later of its due date or the date when such Liability would have been paid in the Ordinary Course of Business;

(vi)  (A) lend money to any Person (except for reasonable advances to employees and consultants for travel and other reasonable business related expenses in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or capital commitment in excess of $50,000;

(vii)  (A) adopt, establish or enter into any material Decoy Employee Plan; (B) cause or permit any Decoy Employee Plan to be amended other than as required by Legal Requirement, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Intec; (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Transactions or as otherwise reasonably necessary in the Ordinary Course of Business; (D) enter into any Contract with a labor union or collective bargaining agreement; (E) except as provided in the Decoy Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, other than in each case in connection with normal periodic pay review processes which are consistent with those of previous periods; (F) except as provided in the Decoy Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any director, officer, employee or contractor of Decoy; or (G) except as provided in the Decoy Disclosure Schedule, pay or increase the severance or change of control benefits offered to any director, officer, employee or contractor of Decoy;

(viii)  enter into any material transaction outside the Ordinary Course of Business;

(ix)  acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(x)  (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi)  enter into, amend or terminate any Decoy Contract that, if effective as of the date hereof, would constitute a Decoy Material Contract;

(xii)  initiate or settle any Legal Proceeding;

(xiii)  adopt any stockholder rights plan or similar arrangement;

(xiv)  renew, extend or modify any Decoy Lease; provided, however, Decoy may terminate its office lease; or

(xv)  agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Intec, directly or indirectly, the right to control or direct Decoy’s operations during the Pre-Closing Period.

4.4  Notification of Certain Matters.

(a)  During the Pre-Closing Period, Intec shall:

(i)  promptly notify Decoy of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; or (B) any Legal Proceeding against, relating to, involving or otherwise affecting Intec or the Intec Parent, or to the Knowledge of Intec, any director or officer of Intec or the Intec Parent, in their capacity as such, that is commenced or asserted against, or, to the Knowledge of Intec, threatened against, Intec, the Intec Parent, or any of its Subsidiaries, or any director or officer of Intec or the Intec Parent, in their capacity as such; and

(ii)  promptly notify Decoy in writing of: (A) the discovery by Intec of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Intec in this Agreement that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Intec in this Agreement that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Intec, Intec Parent, Merger Sub or Domestication Merger Sub hereunder in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Decoy pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Intec contained in this Agreement for purposes of Section 8.1.

(b)  During the Pre-Closing Period, Decoy shall:

(i)  promptly notify Intec of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions; or (B) any Legal Proceeding against, relating to, involving or otherwise affecting Decoy, or to the Knowledge of Decoy, any director or officer of Decoy, in their capacity as such, that is commenced or asserted against, or, to the Knowledge of Decoy, threatened against, Decoy, or any director or officer of Decoy, in their capacity as such; and

(ii)  promptly notify Intec in writing, of: (i) the discovery by Decoy of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Decoy in this Agreement that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Decoy in this Agreement that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation hereunder of Decoy in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Decoy pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Decoy contained in this Agreement for purposes of Section 7.1.

4.5  No Solicitation.

(a)  Each Party agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2(c)); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b)  Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Intec Shareholder Vote, in the case of any Intec Entity, or the receipt of the Decoy Stockholder Written Consent, in the case of Decoy, such Party: (i) may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal in writing that was not a result of a breach or violation of this Section 4.5, which such Party’s or such Party’s Board of Directors determines in good faith, after consultation with such Party’s independent financial advisor, if any, and its outside legal counsel, constitutes a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions, to the extent not prohibited by applicable Legal Requirements) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party, nor any Representative of such Party, has breached this Section 4.5 in any material respect; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) the Board of Directors of such party shall have received reasonably satisfactory evidence which demonstrates the financial capability of such Person to consummate the proposed Acquisition Transaction, (D) at least three (3) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives to the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (E) at least three (3) Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to the other Party (to the extent such non-public information has not been previously furnished to the other Party).

(c)  If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto. Each Party shall provide the other Party with at least three (3) Business Days prior written notice (or such lesser prior notice as provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

(d)  Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. The Parties shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which as heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the respective Party, and such Party shall use commercially reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

(e)  Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(f)  Nothing in the Section 4.5 shall be deemed to restrict any Party from communications, negotiations and entering into agreements to the extent reasonably necessary for purposes of pursuing and completing for transactions that are specifically authorized by this Agreement related to the Domestication, the Specified Business and Assets Disposition and the Equity Financing Transactions.

4.6  Disposal of the Specified Business and Assets.

(a)  Intec shall use commercially reasonable efforts to enter into one or more definitive agreements (each, a “Specified Business Disposition Agreement”) prior to Closing, and to consummate immediately after Closing, a transaction or series of transactions, to sell, transfer, or assign, or otherwise divest or dispose of the Specified Business and Assets, including without limitation by way of (x) an asset sale; or (y) a sale of the entire issued share capital of Intec, as it stands immediately following Closing (the “Specified Business and Assets Disposition”). The Specified Business and Assets Disposition shall be effected in a manner such that:

(i)  no Intec Entity, nor any stockholders of an Intec Entity (and provided that if the Specified Business and Assets Disposition is effected through a sale of the entire issued share capital of Intec, the Intec Entities for this purpose shall not include Intec), shall be liable for any breach of any representation, warranty or covenant made by any such party in any Specified Business Disposition Agreement, or any post-closing purchase price adjustment or other Liability relating to the Specified Business and Assets, except (A) to the extent limited to a portion of the purchase price payable in the Specified Business and Assets Disposition which is held back by the applicable purchaser or paid into escrow; (B) for (1) representations and warranties in relation to customary ‘fundamental’ matters (such as authority and due authorization for title, but specifically excluding anything relating to Intellectual Property), and (2) representations, warranties and indemnities relating to pre-closing of the Specified Business and Assets Disposition Taxes (the “Disposition Tax Reps and Indemnity”), provided in each case ((B)(1) and (B)(2) above) that such Liability does not exceed the applicable purchase price for the Specified Business and Assets Disposition (such Liabilities under this sub-clause (B)(1), but not (B)(2), being the “Basic Legacy Liabilities”), (C) for any Liabilities that are Additional Liabilities addressed as set forth in Section 4.6(b)(c), or (D) for any Liabilities to the IIA that satisfy the provisions of Section 4.6(a)(iii) and (iv) below;

(ii)  all regulatory notices, approvals and undertakings required in connection with the Specified Business and Assets Disposition by any applicable Legal Requirement have been provided or obtained, as applicable, including any notice, approval or undertaking required by the IIA (which approval shall, to the extent that payment of a redemption fee is required, include either specification of any amounts, or the basis of calculation thereof, that will be owed to the IIA in connection therewith);

(iii)  all payments required to be made to the IIA related to or required in connection with the Specified Business and Assets Disposition, including any expenses or payments incurred in connection therewith or required as a condition to the IIA’s approval thereof, shall have been satisfied prior to the Determination Date (or are otherwise fully reflected as a deduction to Intec Net Cash); and

(iv)  all other Liabilities to the IIA of any Intec Entity (and if the Specified Business and Assets Disposition is effected through a sale of the entire issued share capital of Intec, the Intec Entities for this purpose shall not include Intec) shall either be: (A) discharged or satisfied prior to the Determination Date, or (B) fully reflected as a deduction to Intec Net Cash.

(b)  If by the date that is five (5) calendar days after the approval of the Intec Shareholder Matters by the Required Intec Shareholder Vote, Intec has not entered into one or more Specified Business Disposition Agreements providing for a Specified Business and Assets Disposition immediately after Closing, Intec shall (x) make and deliver an application to the IIA for the closure of the programs related to the Grant-Funded IP and (y) provide to Decoy a written notice, accompanied with supporting work papers and related documentation, setting forth Intec’s good faith calculation of:

(i)  all Liabilities that relate to the Specified Business and Assets;

(ii)  all Liabilities reasonably expected to be incurred in connection with the post-Closing wind-up and liquidation of Intec, including the distribution of Cash and Cash Equivalents from Intec to Intec Parent (the “Liquidation”), together with a summary of Intec’s proposed process and indicative timeline for the Liquidation (and which such summary and proposed process shall serve as the basis for the assessment of such Liabilities), which Liquidation shall occur as soon as reasonably practicable (taking into account applicable Legal Requirements and Tax considerations) following the Closing;

(iii)  the aggregate amount of the outstanding Government Grant Liability relating to the Retained Grant-Funded IP;

(iv)  the aggregate cost to the Intec Entities of the termination by Intec of the employment and service, as applicable, of each of the Terminating Intec Service Providers, excluding amounts held in any provident fund, third party severance fund or similar and including pay in lieu of notice, statutory severance pay, and any amount payable by an Intec Entity pursuant to any Intec Employee Plan, Contract or applicable Legal Requirement, together with the employer portion of employment Taxes associated with such payments or benefits, any Contract arising from such termination, all Liabilities as referred to in the foregoing sub-clauses (i) to (iv) being the “Specified Business Closure Liabilities”.

(c)  To the extent that Liabilities ( “Additional Liabilities”) that relate to or arise from the Specified Business and Assets Disposition, are contingent or not otherwise of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (1) Liabilities that are less than $10,000 individually or $50,000 in the aggregate, (2) the Basic Legacy Liabilities, or (3) Liabilities to the IIA that satisfy the provisions of Section 4.6(a)(iii) and Section 4.6(a)(iv) above, will be retained by any Intec Entity (other than, if the Specified Business and Assets Disposition is effected through a sale of the entire issued share capital of Intec, Intec) following a Specified Business and Assets Disposition, Intec shall promptly (but no later than five (5) calendar days after the approval of the Intec Shareholder Matters by the Required Intec Shareholder Vote) provide to Decoy a written notice, accompanied with supporting work papers and related documentation, setting forth Intec’s good faith calculation of such Additional Liabilities. For the avoidance of doubt, the mere existence of the Disposition Tax Reps and Indemnity shall not constitute an Additional Liability, without limiting the treatment of any fact or matter which does or may give rise to any Liability thereunder.

(d)  After (i) Intec has notified Decoy of Additional Liabilities pursuant to Section 4.6(c) above, and/or (ii) Intec has notified Decoy of Specified Business Closure Liabilities, then Representatives of both Parties shall promptly attempt in good faith to mutually quantify such Additional Liabilities and/or Specified Business Closure Liabilities, based on the ultimate amount of the potential Liability and the likelihood of such Additional Liability and/or Specified Business Closure Liability, if contingent, being crystallized or becoming uncontingent, and negotiate an agreed-upon determination of a dollar-amount of the present value of such Additional Liabilities and/or Specified Business Closure Liabilities, as applicable, for the purposes of calculating Intec Net Cash. If Representatives of Intec and Decoy are unable to negotiate an agreed-upon determination of the Additional Liabilities and/or Specified Business Closure Liabilities, as applicable within 15 days of the applicable notice being received, then the provisions of Section 1.6(e) shall apply mutatis mutandis; provided, that in the event such Additional Liabilities or Specified Business Closure Liabilities relate to Grant-Funded IP (“Retained Grant-Funded IP Liabilities”), (x) the Neutral Accounting Firm shall instead be a Neutral IIA Expert, and (y) the amount of such Retained Grant-Funded IP Liabilities shall be determined assuming that there will be no further commercialization or sale of any Grant-Funded IP or of any products or services which are based on Grant-Funded IP. For purposes of clarity, Additional Liabilities and Specified Business Closure Liabilities shall include (i) contingent Liabilities with respect to any pending or threatened claims or Legal Proceedings; and (ii) any Taxes and expenses that may accrue or become payable by an Intec Entity (other than Intec if the Specified Business and Assets Disposition is effected through a sale of the entire issued share capital of Intec) with respect to the Specified Business and Asset Disposition and, in the event of no Specified Business and Asset Disposition, the Liquidation.

(e)  Intec shall keep Decoy reasonably informed with respect to the status and terms of any Specified Business and Assets Disposition, including any Specified Business Disposition Agreement and any material modification or proposed material modification thereto, and any comment by Decoy shall considered in good faith by Intec (and any comments which are required in order to ensure that the Specified Business Disposition Agreement satisfies the conditions for the Specified Business and Assets Disposition in this Section 4.6 shall be addressed to the reasonable satisfaction of Decoy). Intec shall provide Decoy with at least three (3) Business Days prior written notice (or such lesser prior notice as provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to discuss any Specified Business Disposition Agreement or Specified Business Assets Disposition.

Article 5  ADDITIONAL AGREEMENTS OF THE PARTIES

5.1  Registration Statement and Proxy Statement.

(a)  Decoy will use commercially reasonable efforts to furnish to Intec: (i) as promptly as practicable following the date of this Agreement, and in any event by March 31, 2021 (the “Audited Financial Statements Deadline”) audited financial statements for the fiscal years ended 2019 and 2020 for inclusion in the Proxy Statement and the Registration Statement (the “Decoy New Audited Financial Statements”) and (ii) no later than forty-five (45) days following the end of the interim period to which they relate, unaudited but reviewed interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if Decoy were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Decoy Interim Financial Statements”) (each applicable date in (i) or (ii) being the “Financial Statements Delivery Date”). Decoy shall also promptly deliver to Intec copies of any audited consolidated financial statements of Decoy that Decoy’s certified public accountants may issue. Decoy shall ensure that, and hereby undertakes that upon delivery, each of the Decoy New Audited Financial Statements and the Decoy Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Decoy as of the dates of and for the periods referred to in the Decoy New Audited Financial Statements or the Decoy Interim Financial Statements, as the case may be, except, in the case of the Decoy Interim Financial Statements, subject to year-end audit adjustments.

(b)  As promptly as practicable after the delivery of the Decoy New Audited Financial Statements, Intec shall prepare, with the reasonable cooperation of Decoy, and shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement (with the proxy card required under the Companies Law) will be included as a prospectus. The Registration Statement and Proxy Statement shall comply with the applicable rules and regulations promulgated by the SEC in all material respects. The Registration Statement and the Proxy Statement shall be subject to review and comment by Decoy prior to filing, which such comments, if any, shall in good faith be taken into account by Intec. Intec shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c)  Intec covenants and agrees that the Registration Statement and Proxy Statement will not, at the time that the such statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Intec Shareholders (as applicable), or at the time of the Intec Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Intec makes no covenant, representation or warranty with respect to statements made in the Registration Statement and Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished by Decoy or its Representatives, and Decoy covenants and agrees that the information furnished by it and its Representatives will not, at the time that the Registration Statement and Proxy Statement or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to the Intec Shareholders, at the time of the Intec Shareholders’ Meeting, cause the Registration Statement and Proxy Statement to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(d)  Intec shall notify Decoy promptly of the receipt of any comments from the SEC or its staff, if any, and of any request by the SEC or its staff, if any, for amendments or supplements to the Registration Statement or Proxy Statement or for additional information and shall supply Decoy with copies of all material correspondence between Intec or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or Proxy Statement or the Transactions. Decoy shall use its commercially reasonable efforts to provide Intec with all information in its possession or control which is requested by the SEC or its staff, and Intec shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff with respect to the Registration Statement or Proxy Statement, and shall use commercially reasonable efforts to consult with Decoy and its counsel prior to responding to any such comments of the SEC or its staff.

(e)  Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1 or any filing due under applicable rules and regulations resulting from any action under this Agreement. If any event relating to Decoy occurs, or if Decoy becomes aware of any information, that should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, then Decoy shall promptly inform Intec thereof and shall cooperate fully with Intec in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Intec Shareholders.

(f)  Each of Decoy and Intec (and Intec Parent) agree to provide promptly to the other such information concerning its business and financial statements (if requested by Intec, Decoy shall procure that such information is, as required by Intec, reviewed or audited by Decoy’s auditors) and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement or Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Registration Statement or Proxy Statement. Intec shall not include in the Registration Statement or Proxy Statement any information with respect to Decoy or its Affiliates, the form and content of which information shall not have been approved by Decoy prior to such inclusion. In connection with any filing Intec makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, Decoy shall, and shall cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their commercially reasonable efforts to: (i) cooperate with Intec, (ii) respond to questions about Decoy required in any filing or requested by the SEC in a timely fashion; and (iii) promptly provide any information reasonably requested by Intec or Intec’s Representatives in connection with any filing with the SEC.

(g)  Prior to the Effective Time, Intec shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Intec Parent Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Decoy Common Stock has an address of record on the applicable record date for determining the holders of Decoy Common Stock entitled to notice of and to consent to the Decoy Stockholder Written Consent; provided, however, that Intec shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction, unless Intec is already subject to service in such jurisdiction and except as may be required by the Securities Act.

5.2  Intec Shareholders’ Meeting.

(a)  As promptly as practicable after the Registration Statement becomes effective (and provided that if such date is on or after May 14, 2021, subject to its receipt of the Decoy Interim Financial Statements), Intec shall: (i) establish a record date for, duly call, give notice of and convene a meeting of the Intec Shareholders (such meeting, the “Intec Shareholders’ Meeting”) for the purpose of seeking approval of the following items, (A) the entry into this Agreement, the Merger and the Transactions, (B) the Domestication (and matters ancillary thereto) and, to the extent determined by Intec to be required, the Reverse Split, (C) the appointment of additional directors of Intec Parent (in addition to the directors of Intec, who as a consequence of the Domestication shall be appointed as directors of Intec Parent) pursuant to Section 5.16 (the “Decoy Directors Appointment”); and (D) any other matter required, at the reasonable discretion of the Board of Directors of Intec and agreed to by Decoy, in order to give effect to the Transactions (the matters contemplated by the foregoing clauses (A)-(D), collectively, the “Intec Shareholder Matters”); and (ii) mail to the Intec Shareholders as of the record date established for the Intec Shareholders’ Meeting, the Proxy Statement (the “Intec Shareholders’ Meeting Notice”). In no event shall the Intec Shareholders’ Meeting be convened for a date later than 75 calendar days following the date on which the Proxy Statement is cleared by the SEC for mailing, and any adjournments or postponements of the Intec Shareholders Meeting by more than 30 days shall require the prior written consent of Decoy other than in the case Intec is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which is required by court order or under applicable Legal Requirement and for such supplemental or amended disclosure to be disseminated and reviewed by the Intec Shareholders prior to the Intec Shareholders Meeting.

(b)  Intec agrees that, subject to Section 5.2(c): (i) the Intec Board of Directors shall recommend that the holders of Intec Ordinary Shares vote to approve the Intec Shareholder Matters; (ii) the Proxy Statement shall include a statement to the effect that the Intec Board of Directors recommends that Intec Shareholders vote to approve the Intec Shareholder Matters (the “Intec Board Recommendation”); (iii) the Intec Board of Directors shall use commercially reasonable efforts to solicit such approval; and (iv) (A) the Intec Board Recommendation shall not be withdrawn or modified in a manner adverse to Decoy, and no resolution by the Intec Board of Directors or any committee thereof to withdraw or modify the Intec Board Recommendation in a manner adverse to Decoy shall be adopted or proposed, (B) the Intec Board of Directors shall not recommend any Acquisition Transaction (other than the Specified Business and Assets Disposition and Equity Financing Transactions, to the extent they qualify as Acquisition Transaction), (C) the Intec Board of Directors shall not fail to recommend against any Acquisition Transaction within five (5) Business Days, and (D) the Intec Board of Directors shall not make any public statement that is inconsistent with the Intec Board Recommendation (collectively with any failure to make or include the recommendation as set forth in sub-sections (i) and (ii) above, an “Intec Board Adverse Recommendation Change”).

(c)  Notwithstanding the foregoing, at any time prior to the receipt of the Required Intec Shareholder Vote, the Intec Board of Directors may make an Intec Board Adverse Recommendation Change if Intec has complied with each of its obligations under Section 4.5 and this Section 5.2 and the Intec Board of Directors has received an Acquisition Proposal that the Intec Board of Directors has determined, in its reasonable, good faith judgment, after consultation with Intec’s outside legal counsel and any financial advisor, constitutes a Superior Offer, and the Intec Board of Directors determines in its reasonable, good faith judgment, after consultation with Intec’s outside legal counsel, that the failure to make an Intec Board Adverse Recommendation Change would constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Intec taking any action permitted under this Section 5.2(c), and without derogating from Decoy’s rights to any remedy under this Agreement, including its termination, Intec must: (1) promptly notify Decoy, in writing, at least three (3) Business Days (or such lesser prior notice as provided to the members of its Board of Directors) before making an Intec Board Adverse Recommendation Change (the “Intec Notice Period”), of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Intec has received an Acquisition Proposal that the Intec Board of Directors intends to declare a Superior Offer and that the Intec Board of Directors intends to make an Intec Board Adverse Recommendation Change; (2) attach to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; (3) negotiate with Decoy in good faith during the Intec Notice Period regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Decoy, and (4) if Decoy makes a proposal during the Intec Notice Period, receive a new determination from the Intec Board of Directors, in its reasonable, good faith judgment, after consultation with Intec’s outside legal counsel and any financial advisor and consideration of the adjusted terms and conditions of this Agreement as proposed by Decoy, that (x) the Acquisition Proposal still constitutes a Superior Offer, and (y) the failure to make an Intec Board Adverse Recommendation Change would constitute a breach of its fiduciary obligations under applicable Legal Requirements. In the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Intec Shareholders would receive as a result of such potential Superior Offer), Intec shall be required to provide Decoy with notice of such material amendment and the Intec Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Intec Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 5.2(c) and the Intec Board of Directors shall not make an Intec Board Adverse Recommendation Change prior to the end of such Intec Notice Period as so extended.

(d)  Notwithstanding Section 5.2(c), Intec’s obligation to call, give notice of and hold the Intec Shareholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or an Acquisition Proposal, or by any withdrawal or modification of the Intec Board Recommendation.

(e)  Nothing contained in this Agreement shall prohibit Intec or the Intec Board of Directors from making any disclosure to the Intec Shareholders if the Intec Board of Directors determines in good faith, after consultation with its outside legal counsel, that such disclosure is required for the Intec Board of Directors to comply with its fiduciary duties to the Intec Shareholders under applicable Legal Requirements.

5.3  Required Decoy Stockholder Vote; Decoy Stockholder Written Consent.

(a)  As promptly as practicable and in any event within two (2) Business Days after the Registration Statement becomes effective, Decoy shall prepare and deliver or distribute a notice to every stockholder of Decoy to solicit the written consent (in form reasonably acceptable to Intec) from Decoy Stockholders sufficient to provide the Required Decoy Stockholder Vote in lieu of a meeting (pursuant to Section 228 of the DGCL) and to satisfy the condition set forth in Section 6.5, for purposes of (i) adopting and approving this Agreement and the Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Decoy Stockholder Written Consent”). Such notice shall (i) subject to Section 5.3(c), be a statement to the effect that the Decoy Board of Directors has determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Decoy Stockholders and approved and adopted this Agreement, the Merger and the other Transactions, and (ii) include a description of the appraisal rights of Decoy’s Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Legal Requirement. All material written materials (including any material amendments thereto) submitted to the Decoy Stockholders in accordance with this Section 5.3(a) (“Decoy Stockholder Materials”) shall be subject to Intec’s advance review and reasonable approval (which approval shall be deemed granted if Intec does not provide reasonable comments in writing within two (2) Business Days of receipt of such materials or amendment). Decoy shall use its commercially reasonable efforts to obtain the Required Decoy Stockholder Vote within fifteen (15) days of the date the SEC declares the Registration Statement effective in accordance with the provisions of the Securities Act.

(b)  Decoy agrees that, (1) the Decoy Board of Directors shall use commercially reasonable efforts to solicit the vote of the Decoy Stockholders with respect to this Agreement, the Merger and the other Transactions; and (2) subject to Section 5.3(c): (i) the Decoy Board of Directors shall recommend that Decoy Stockholders vote to approve this Agreement, the Merger and the other Transactions (the “Decoy Board Recommendation”); (ii) (A) the Decoy Board Recommendation shall not be withdrawn or modified in a manner adverse to Intec, and no resolution by the Decoy Board of Directors or any committee thereof to withdraw or modify the Decoy Board Recommendation in a manner adverse to Intec shall be adopted or proposed, (B) the Decoy Board of Directors shall not recommend any Acquisition Transaction, (C) the Decoy Board of Directors shall not fail to recommend against any Acquisition Transaction within five (5) Business Days, and (D) the Decoy Board of Directors shall not make any public statement that is inconsistent with the Decoy Board Recommendation (collectively with any failure to make or include the recommendation as set forth in sub-section (i) above, a “Decoy Board Adverse Recommendation Change”).

(c)  Notwithstanding the foregoing, at any time prior to the receipt of the Required Decoy Stockholder Vote, the Decoy Board of Directors may make a Decoy Board Adverse Recommendation Change if Decoy has complied with each of its obligations under Section 4.5 and this Section 5.3 and the Decoy Board of Directors has received an Acquisition Proposal that the Decoy Board of Directors has determined, in its reasonable, good faith judgment, after consultation with Decoy’s outside legal counsel, constitutes a Superior Offer, and the Decoy Board of Directors determines in its reasonable, good faith judgment, after consultation with Decoy’s outside legal counsel, that the failure to make a Decoy Board Adverse Recommendation Change would constitute a breach of its fiduciary obligations under applicable Legal Requirements; provided, however, that prior to Decoy taking any action permitted under this Section 5.3(c), and without derogating from Intec’s rights to any remedy under this Agreement, including its termination, Decoy must: (1) promptly notify Intec, in writing, at least three (3) Business Days before making a Decoy Board Adverse Recommendation Change (the “Decoy Notice Period”), of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Decoy has received an Acquisition Proposal that the Decoy Board of Directors intends to declare a Superior Offer and that the Decoy Board of Directors intends to make a Decoy Board Adverse Recommendation Change; (2) attach to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; (3) negotiate with Intec in good faith during the Decoy Notice Period regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Intec, and (4) if Intec makes a proposal during the Decoy Notice Period, receive a new determination from the Decoy Board of Directors, in its reasonable, good faith judgment, after consultation with Decoy’s outside legal counsel and consideration of the adjusted terms and conditions of this Agreement as proposed by Intec, that (x) the Acquisition Proposal still constitutes a Superior Offer, and (y) the failure to make a Decoy Board Adverse Recommendation Change would constitute a breach of its fiduciary obligations under applicable Legal Requirements. In the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Decoy Stockholder would receive as a result of such potential Superior Offer), Decoy shall be required to provide Intec with notice of such material amendment and the Decoy Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Decoy Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 5.3(c) and the Decoy Board of Directors shall not make a Decoy Board Adverse Recommendation Change prior to the end of such Decoy Notice Period as so extended.

(d)  Notwithstanding Section 5.3(c) Decoy’s obligation to solicit the consent of its stockholders to sign the Decoy Stockholder Written Consent in accordance with Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or an Acquisition Proposal, or by any withdrawal or modification of the Decoy Board Recommendation.

(e)  Nothing contained in this Agreement shall prohibit Decoy or the Decoy Board of Directors from making any disclosure to the Decoy Stockholders if the Decoy Board of Directors determines in good faith, after consultation with its outside legal counsel, that such disclosure is required for the Decoy Board of Directors to comply with its fiduciary duties to the Decoy Stockholders under applicable Legal Requirements.

5.4  Regulatory Approvals.

(a)  Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 Business Days of the date hereof, all applications, notices, reports, undertakings and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Body.

(b)  Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Decoy or Intec, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Body relating to the Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other Party reasonable advance notice of all material communications with any Governmental Body relating to the Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Transactions.

5.5  Decoy Options. Prior to the Effective Time, each of Intec Parent, Intec, Merger Sub, and Decoy shall take all actions that may be necessary (under the Decoy Option Plan, the Existing Intec Plan, and otherwise) to effectuate the provisions of Section 1.5(d) and to ensure that, from and after the Effective Time, holders of Decoy Options have no rights with respect thereto other than those specifically provided in Section 1.5(d). Intec Parent shall file with the SEC, as promptly as practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Intec Parent, registering the shares of Intec Parent Common Stock issuable with respect to Decoy Options assumed by Intec Parent in accordance with Section 1.5(d).

5.6  Preferred Stock. Decoy will use commercially reasonable efforts to effect the conversion of all shares of Decoy Preferred Stock into shares of Decoy Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”), including by the circulation of such resolutions for approval by the holders of the Decoy Preferred Stock, and the solicitation of such approval, as are required for the Preferred Stock Conversion.

5.7  Redomicile to the US.

(a)  The Intec Entities will use commercially reasonable efforts to replace the holding corporate entity of its group with a corporation incorporated in the State of Delaware, such that prior to the Effective Time, Intec would become a wholly owned, direct, subsidiary of Intec Parent (the “Domestication”). It is anticipated that the Domestication shall be effected through the merger of Domestication Merger Sub into Intec subject to and in accordance with the Companies Law, with Intec being the surviving entity and a wholly owned subsidiary of Intec Parent (“Domestication Merger”). Intec shall ensure the Domestication does not result in any material increase of the Liabilities of the Intec Entities, taken as a whole, other than such Liabilities as are either settled prior to the Determination Date or that otherwise are accounted for in the determination of Intec Net Cash. Intec shall be entitled to effect such changes in the foregoing process to the extent that at the end of the aggregate process Intec Parent would be a Delaware corporation, and Intec would be a direct or indirect, wholly owned subsidiary of Intec Parent immediately prior to the Closing, there shall not be any material increase of the Liabilities of the Intec Entities, taken as a whole (other than such Liabilities as are either settled prior to the Determination Date or that otherwise are accounted for in the determination of Intec Net Cash), as a result thereof. The holders of any outstanding securities of Intec immediately prior to the Domestication Merger (including the holders of Intec Options and Intec Warrants) shall by virtue of the Domestication become security holders of Intec Parent (solely by virtue of the respective securities and in the same holding proportions each of them held in Intec as of immediately prior to such Domestication), provided that any Intec Option or Intec Ordinary Share issued under or which is subject to the Existing Intec Plan, shall be assumed or exchanged for equity which either continues to be subject to the Existing Intec Plan following their assumption by Intec Parent or which is subject to the Intec Parent Option Plan.

(b)  Intec shall prior to Closing receive a tax ruling from the ITA according to which the assumption within the scope of the Domestication of Intec Option and Intec Ordinary Share issued under or which are subject to the Existing Intec Plan, and which are subject to tax under the Israeli Income Tax Ordinance, shall not constitute a taxable event and tax continuity shall apply to the Intec Parent Option and Intec Parent Common Stock issued in their place (the “Option Tax Ruling”) provided that the Option Tax Ruling shall not impose any restrictions, costs or obligations on Decoy.

(c)  Intec shall prior to Closing receive a tax ruling from the ITA (the application with respect to which and the final ruling shall be approved by Decoy or its Israeli counsel prior to its submission and which approval shall not be unreasonably withheld, conditioned or delayed) (i) with respect to holders of Intec Ordinary Shares that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempting Intec Parent, Intec and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger or clarifying that no such obligation exists, or (B) instructing Intec Parent, Intec and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents; and (ii) with respect to holders of Intec Ordinary Shares that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (other than Intec Ordinary Shares subject to Section 102 of the Ordinance) (x) exempting Intec Parent, Intec and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to the Domestication Merger, or clarifying that no such obligation exists, or (y) instructing Intec Parent, Intec and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied.

(d)  Each of the Intec Entities shall use their respective commercially reasonable efforts to cause the Domestication Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Domestication Merger from qualifying, as a tax-deferred exchange under Section 351(a) of the Code. Each of the Intec Entities shall treat and shall not take any tax reporting position inconsistent with the treatment of the Domestication Merger for U.S. federal, state and other relevant Tax purposes as a tax-deferred exchange pursuant to Section 351(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.8  Equity Financing Transactions.

(a)  Intec will use commercially reasonable efforts to effect Pre-Closing Financing Transactions or Closing Financing Transactions such that immediately following the Closing and the consummation of any Closing Financing Transaction, unless otherwise agreed to in writing by Decoy, the aggregate Combined Net Cash, shall be not less than $30,000,000 nor more than $50,000,000 (the “Equity Financing Condition”).

(b)  Decoy will cooperate with Intec and Intec Parent as reasonably requested by Intec or Intec Parent, and at Intec’s sole expense, with respect to the Equity Financing Transactions and promptly furnish to Intec or Intec Parent all information concerning Decoy that may be reasonably requested in connection with any action taken or proposed to be taken by Intec or Intec Parent with respect to the Equity Financing Transactions, including having appropriate Decoy Representatives available for attendance (which attendance may be virtual via video conference) at road-shows and other related meetings (provided that such requested cooperation does not unreasonably interfere with the operation of Decoy). No written information relating to Decoy or its business shall be disclosed to any potential counterparty to the Equity Financing Transactions unless Dr. Michael Newman has had the opportunity to review such disclosure and any inaccuracies noted by Dr. Newman have been reasonably addressed.

(c)  All documents and materials prepared for or furnished in connection with the Equity Financing Transactions shall be furnished to Decoy, and any comment by Decoy shall considered in good faith by Intec (and any comments which are required to ensure the information regarding Decoy is accurate or to ensure that the Closing Financing Transaction satisfies the conditions for the Closing Financing Transaction in this Section 5.8 or the definition of such term, shall be addressed to the reasonable satisfaction of Decoy).

5.9  Additional Agreements. Subject to termination of this Agreement in accordance with Article 9, the Parties shall (a) use commercially reasonable efforts to take or cause to be taken all actions necessary to consummate the Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.10  Disclosure. The press release and Intec’s Form 8-K announcing the execution and delivery of this Agreement, shall be substantially in the form attached hereto as Schedule 5.10. Without limiting Decoy’s or Intec’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Transactions unless: (a) the other Party has approved such press release or disclosure in writing; (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued, filed, or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; (c) such press release or disclosure is consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); or (d) such press release or disclosure is to be issued or made in accordance with the provisions of Sections 5.1 to 5.3.

5.11  Listing; SEC Filings.

(i)  Intec shall use its commercially reasonable efforts to maintain its existing listing on the Nasdaq Capital Market (“Nasdaq”) until the Effective Time and obtain approval of the listing of the combined corporation on Nasdaq. Prior to the Effective Time, Intec shall prepare and submit to Nasdaq a notification form for (a) the listing of the shares of Intec Parent Common Stock to be issued in connection with the Domestication and the Merger Shares and to cause such shares to be approved for listing (subject to official notice of issuance); (b)  to effect any Reverse Split which Intec elects to effect; and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Intec Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.

(ii)  The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. All fees associated with the Nasdaq Listing Application and the Reverse Split, if any, shall be borne by Intec. Decoy will cooperate with Intec and Intec Parent as reasonably requested by Intec with respect to the Nasdaq Listing Application and promptly furnish to Intec or Intec Parent all information concerning Decoy and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.

(iii)  From the date of this Agreement to the Effective Time, Intec and Intec Parent shall timely file with the SEC all Intec SEC Documents required to be filed by each of them under the Exchange Act or the Securities Act. Subject to Section 5.1, as of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Intec SEC Document filed by Intec or Intec Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that any information relating to Decoy to be supplied by or on behalf of Decoy for inclusion or incorporation by reference in the SEC Documents will not, as of the date such information is prepared or presented, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.

5.12  Tax Matters.

(a)  Each of the Intec Entities and Decoy shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code and a tax-deferred exchange under Section 351(a) of the Code.

(b)  This Agreement is intended to constitute, and the Parties hereby adopt this Agreement (and upon its accession hereto, Intec Parent will adopt this Agreement) as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Treasury Regulation Section 1.368-3(a). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger for U.S. federal, state and other relevant Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and a tax-deferred exchange pursuant to Section 351(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code provided that none of the Parties shall have any liability or obligation to any Decoy Stockholder should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and a tax-deferred exchange under Section 351(a) of the Code.

(c)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (collectively, “Transfer Taxes”) shall be paid when due by the Party upon which such Taxes and fees are imposed under applicable Legal Requirements, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirement, the applicable equityholders and the Parties hereto will, and will cause their applicable Affiliates to, join in the execution of any such Tax Returns and other documentation.

5.13  Legends(i). Intec Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any Merger Shares to be received in the Merger by equityholders of Decoy who may be considered “affiliates” of Intec or Intec Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Merger Shares.

5.14  Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Intec, Intec Parent, Decoy, Merger Sub, or the Transactions, then each of Intec, Intec Parent, Decoy, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.15  Termination of Certain Agreements and Rights. Decoy shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.15 (collectively, the “Investor Agreements”).

5.16  Directors and Officers. The Parties shall use commercially reasonable efforts and take all reasonably necessary action so that the Persons listed in Schedule 5.16 are elected or appointed, as applicable, to the positions of directors and officers of Intec Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time (collectively, the “Post-Merger Intec Parent Board”) until their respective successors have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal in accordance with Intec Parent’s certificate of incorporation and bylaws then in effect. If (a) any Person listed in Schedule 5.16 or any intended member of the Post-Merger Intec Parent Board is unable or unwilling to serve as officer or director of Intec Parent or the Surviving Corporation, is disqualified under any applicable Legal Requirement or the rules of Nasdaq from occupying such role, or has been mutually agreed in writing by Decoy and Intec (each acting reasonably and in good faith) to be unsuitable for such role, or (b) the Party who selected an officer or director of Intec Parent or the Surviving Corporation desires to select a different individual to serve in such capacity, the Party appointing such Person (as set forth on Schedule 5.16) shall designate a replacement (having like qualification, if any, in the case of the Post-Merger Intec Parent Board). Without limiting the generality of the foregoing, effective as of the Effective Time, (i) the Intec Parent Board, if necessary, shall resolve to change the number of directors to serve on the Intec Parent Board to equal the number of individuals to serve on the Post-Merger Intec Parent Board, (ii) each director of the Intec Parent Board not included in the Post-Merger Intec Parent Board shall resign, and (iii) to the extent not otherwise effected, the remaining directors of the Intec Parent Board shall fill any vacancies on the Intec Parent Board as necessary to effectuate the Post-Merger Intec Parent Board.

5.17  Section 16 Matters. Prior to the Effective Time, Intec and Decoy shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any acquisitions of Intec Parent Common Stock and any options to purchase Intec Parent Common Stock in connection with the Merger Consideration, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Intec Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. At least ten (10) calendar days prior to the Closing Date, Decoy shall furnish the following information to Intec for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Intec Parent: (a) the number of shares of Decoy Common Stock owned by such individual and expected to be exchanged for shares of Intec Parent Common Stock pursuant to the Merger, and (b) the number of other derivative securities (if any) with respect to Decoy Common Stock owned by such individual and expected to be converted into shares of Intec Parent Common Stock, restricted stock awards to purchase Intec Parent Common Stock or derivative.

5.18  Post-Closing Employment and Employee Benefits Matters.

(a)  For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Intec Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation) providing benefits to any Continuing Employee (as defined below) after the Closing (the “Post-Closing Plans”), Intec Parent shall use commercially reasonable efforts to ensure that each employee who continues to be employed by Intec Parent, the Surviving Corporation or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Intec, Decoy or any of their respective Subsidiaries and their respective predecessors; provided that the foregoing shall not apply for benefit accrual purposes under any defined benefit plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Intec Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents except to the extent such conditions would not have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan.

(b)  The employees and service providers identified in Schedule 5.18(b) of the Intec Disclosure Schedule shall be the “Terminating Intec Service Providers” for the purposes of Section 4.6.

5.19  Indemnification of Officers and Directors.

(a)  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Intec Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is as of the date hereof, or who becomes prior to the Effective Time in accordance herewith, a director or officer of Intec, Intec Parent or Decoy, as the case may be (collectively, the “D&O Indemnified Parties”), and Intec Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each D&O Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including reasonable attorneys’ fees and disbursements, actually incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Intec, Intec Parent or Decoy prior to the Effective Time, which is asserted or claimed prior to, at, or after the Effective Time, in each case, to the fullest extent permitted under applicable Legal Requirements (a “Covered D&O Matter”). Each D&O Indemnified Party will be entitled to advancement of reasonable expenses actually incurred in the defense of any Covered D&O Matter from Intec Parent and the Surviving Corporation, jointly and severally, upon receipt by Intec Parent or the Surviving Corporation, as the case may be, from the D&O Indemnified Party of a request therefor, such request shall reasonably evidence the expenses incurred by D&O Indemnified Party; provided that any such person to whom expenses are advanced provides an undertaking to, Intec Parent and the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)  Notwithstanding any provision in this Section 5.19, none of Intec, Intec Parent, or the Surviving Corporation shall be obligated to provide any indemnification, or advance any expenses, to, or hold harmless, any D&O Indemnified Party in connection with any Covered D&O Matter: (i) for which payment has actually been made to or on behalf of such D&O Indemnified Party under any insurance policy, including any insurance policy referred to in this Section 5.19, or other indemnity provision, except with respect to any excess beyond the aggregate amount paid under any such insurance policy or other indemnity provision; (ii) for an accounting of profits made from the “purchase and sale” (or “sale and purchase”) by such D&O Indemnified Party of securities of Intec Parent or Decoy (within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law)or (iii) in connection with any Covered D&O Matter (or any part of any Covered D&O Matter) initiated by such D&O Indemnified Party, including any Covered D&O Matter (or any part of any Covered D&O Matter) initiated (including by means of cross-claim or counterclaim) by such D&O Indemnified Party against Intec Parent or the Surviving Corporation or its directors, officers, employees or other indemnitees, unless the board of directors of Intec Parent or the Surviving Corporation, as the case may be, authorized such Covered D&O Matter (or any part of any Covered D&O Matter) prior to its initiation.

(c)  Except as may be required by applicable Legal Requirements, the provisions of the certificate of incorporation and bylaws of Intec Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Intec Parent that are presently set forth in the certificate of incorporation and bylaws of Intec Parent shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Intec Parent. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Intec Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Intec Parent.

(d)  From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Decoy to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Decoy’s certificate of incorporation, bylaws and pursuant to any indemnification agreements between Decoy and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) Intec Parent shall fulfill and honor in all respects the obligations of Intec Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Intec Parent’s certificate of incorporation, bylaws and pursuant to any indemnification agreements between Intec Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(e)  From and after the Effective Time, Intec Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Intec Parent, and shall not terminate or modify in an manner adverse to the D&O Indemnified Parties the Intec Parent D&O Indemnification Agreements. In addition, Intec Parent (i) may purchase, prior to the Effective Time, a six-year prepaid “tail policy” in form and substance reasonably satisfactory to Decoy for the non-cancellable extension of the directors’ and officers’ liability coverage of Intec Parent’s existing directors’ and officers’ insurance policies, and (ii) shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” in form and substance reasonably satisfactory to Decoy for the non-cancellable extension of the directors’ and officers’ liability coverage of Decoy’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Intec Parent or Decoy, as applicable, by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(f)  From and after the Effective Time, Intec Parent or the Surviving Corporation, as the case may be, shall pay all reasonable expenses, including reasonable attorneys’ fees, that are incurred by the current or former officers or directors of Intec Parent or Decoy referred to in this Section 5.19 in connection with their enforcement of the rights provided to such persons against Intec Parent or the Surviving Corporation, as the case may be, in this Section 5.19, unless a court of competent jurisdiction determines that each of the material assertions made by such person as a basis for such purported enforcement were not made in good faith or were frivolous.

(g)  The provisions of this Section 5.19 are intended to be in addition to the rights otherwise available to the current or former officers or directors of Intec Parent or Decoy by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(h)  In the event Intec Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Intec Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.19. Intec Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.19.

5.20  Stockholder Litigation. Subject to the restrictions set forth in Section 4.1(a)(iv), each Party shall promptly advise the other Party orally and in writing of the initiation of, and shall keep the other Party reasonably apprised of any material developments in connection with, any Legal Proceeding brought or threatened in writing by any stockholder against such Party or any of its respective directors or officers relating to or challenging this Agreement or any other document or agreement contemplated hereby or the consummation of the Transactions, including any settlement negotiations. Prior to the Closing, each Party shall give the other Party the opportunity to consult with it in connection with the defense of any such Legal Proceeding, in good faith take any comments of the other Party into account with respect to such Legal Proceeding, and give the other Party the right to review and comment in advance on all material filings or responses to be made by it in connection with any such Legal Proceeding. Any settlement or compromise of any such Legal Proceeding shall be subject to the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed, it being clarified that refusal to consent to any settlement that provides solely for (x) monetary settlement which is reduced from Intec Net Cash or Decoy Net Cash, as applicable, and/or (y) any further issuance of shares in the capital of Intec/Intec Parent, or Decoy, as applicable, where such issuance is included in the determination of the number of Intec Parent Outstanding Shares or Decoy Outstanding Shares, as applicable, shall be unreasonable).

Article 6  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order (i) preventing the consummation of the Merger, or (ii) materially and adversely affecting the right or ability of any of the Parties to own the assets or operate the businesses of Intec Parent or Decoy or seeking to compel any of the Parties to dispose of or hold separate any material assets as a result of the Merger, has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, there shall not be any Legal Requirement in effect which has the effect of preventing or substantially interfering the consummation of the Merger, and no Legal Proceeding by any Governmental Body of competent jurisdiction seeking to prohibit the consummation of the Transactions shall be pending.

6.2  Stockholder Approval. (a) Decoy shall have obtained the Required Decoy Stockholder Vote (which has not thereafter been modified or rescinded); and (b) Intec shall have obtained the Required Intec Shareholder Vote (which has not thereafter been modified or rescinded).

6.3  Net Cash. Intec and Decoy have agreed in writing upon the Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Net Cash Calculation, in each case pursuant to Section 1.6.

6.4  Waiting Period for the Domestication. At least 50 (fifty) days shall have elapsed after the filing of the merger proposal in respect of the Domestication Merger with the Israeli Registrar of Companies, and at least 30 (thirty) days shall have elapsed since the approval of the Domestication Merger by the Intec Shareholders.

6.5  Approval of the Non-Support Agreement Decoy Stockholders. Decoy Stockholder Written Consent shall have been adopted and approved by the holders of a majority of the shares of Decoy Common Stock and Decoy Preferred Stock, on an as-converted to Decoy Common Stock basis, voting as a single class; provided that solely for the purposes of this Section 6.5, the Decoy Stockholders who have executed Decoy Stockholder Support Agreements shall be excluded from such vote (in terms of both the number adopting and approving the Decoy Stockholder Written Consent, and the aggregate number of Decoy Common Stock or Decoy Preferred Stock deemed to be outstanding ).

Article 7  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF INTEC Entities

The obligations of Intec Parent, Intec and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Intec, at or prior to the Closing, of each of the following conditions:

7.1  Accuracy of Representations. (a) The representations and warranties of Decoy in Sections 2.1 (Due Organization), 2.2 (Authority, Vote Required), 2.4(a) (Capitalization), and 2.19 (No Financial Advisors) are true and correct in all respects (other than breaches with a de minimis effect) as of the date of this Agreement and are true and correct in all respects (other than breaches with a de minimis effect) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Decoy in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Decoy Material Adverse Effect (provided that all “Decoy Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Decoy in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2  Performance of Covenants. Each of the covenants and obligations in this Agreement that Decoy is required to comply with or to perform at or prior to the Closing have been complied with and performed by Decoy in all material respects.

7.3  No Decoy Material Adverse Effect. Since the date of this Agreement, there has not occurred any Decoy Material Adverse Effect that is continuing.

7.4  Preferred Stock Conversion. Decoy shall have effected the Preferred Stock Conversion.

7.5  SAFE Conversion. Decoy shall have effected the SAFE Conversion.

7.6  Newman Employment Agreement. Dr. Michael Newman shall have duly executed and delivered an employment agreement, effective as of the Effective Time, in substantially the form attached hereto as Exhibit E, pursuant to which Dr. Newman will appointed Chief Scientific Officer of Intec Parent and its subsidiaries (the “Newman Employment Agreement”).

7.7  Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.8  Documents. The Intec Entities shall have received the following documents each of which shall be in full force and effect:

(a)  a certificate executed by the Chief Executive Officer and Chief Financial Officer of Decoy confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6, and 7.7 have been duly satisfied;

(b)  a certificate executed by the Secretary of Decoy: (i) certifying, as complete and accurate as of the Closing Date, attached copies of the certificate of incorporation and bylaws of Decoy, (ii) certifying and attaching all requisite resolutions or actions of the Decoy Board of Directors and the Decoy Stockholders authorizing the execution of this Agreement and the consummation of the Transactions to be performed by Decoy hereunder, (iii) attaching a good standing certificate in its jurisdiction of organization and each foreign jurisdiction in which it is qualified to do business, and (iv) certifying as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Decoy;

(c)  a form of notice from Decoy to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Intec along with written authorization for Intec to deliver such notice form to the Internal Revenue Service on behalf of Decoy upon the Closing; and

(d)  the Allocation Schedule.

7.9  Decoy Lock-up Agreements. Intec Parent shall have received copies of Lock-Up Agreements duly executed by the signatories listed on Section A of the Decoy Disclosure Schedule, each of which shall be in full force and effect.

7.10  Dissenting Shares. Not more than five percent (5%) of the outstanding shares of Decoy Capital Stock shall be Dissenting Shares, and the period for the assertion of any appraisal rights under Section 262 of the DGCL with respect to any other shares of Decoy Capital Stock shall have expired.

Article 8  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF DECOY

The obligations of Decoy to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Decoy, at or prior to the Closing, of each of the following conditions:

8.1  Accuracy of Representations. (a) The representations and warranties of the Intec Entities in Section 3.1 (Due Organization), 3.2 (Authority, Vote required), 3.4 (Capitalization), and 3.18 (No Financial Advisors) are true and correct in all respects (other than breaches with a de minimis effect) as of the date of this Agreement and are true and correct in all respects (other than breaches with a de minimis effect) on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of the Intec Entities in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except: (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Intec Material Adverse Effect (provided that all “Intec Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Intec in Article 3 of this Agreement will be disregarded); or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2  Performance of Covenants. Each of the covenants and obligations in this Agreement that Intec Parent, Intec, Merger Sub, or Domestication Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3  Listing. (a) The existing Intec Ordinary Shares have been, either alone or through continuation by the listing of shares of Intec Parent Common Stock, continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date; and (b) the Intec Parent Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on Nasdaq as of the Effective Time as set forth in Section 5.11 of this Agreement.

8.4  Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Intec or Intec Parent shall have failed to provide, with respect to any SEC Document filed (or required to be filed) by Intec or Intec Parent with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350.

8.5  No Intec Material Adverse Effect. Since the date of this Agreement, there has not occurred any Intec Material Adverse Effect that is continuing.

8.6  Intec Parent Board of Directors. The Decoy Directors’ Appointment shall have been effected, except where a person to be appointed pursuant to the Decoy Directors’ Appointment has voluntarily elected not to join the Intec Board of Directors.

8.7  Equity Financing Condition. The Equity Financing Condition shall have been satisfied, or shall be satisfied immediately following the Effective Time.

8.8  Specified Business and Assets. Either (a) one or more Specified Business and Asset Disposition Agreements shall have been executed, such that a Specified Business and Assets Disposition that satisfies the conditions of Section 4.6(a) shall be consummated immediately following the Effective Time; or (b) (i) Intec shall have made and delivered an application to the IIA for the closure of the programs related to the Grant-Funded IP (which such program closure would, for the avoidance of doubt, actually be effective only following the Effective Time) and (ii) the Specified Business Closure Liabilities shall have been determined and included in the calculation of Intec Net Cash;

8.9  Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

8.10  Domestication. The Domestication shall have been consummated.

8.11  Exchange Agent Agreement. Intec Parent shall have entered into an exchange agent agreement with the Exchange Agent pertaining to the exchange of shares of Decoy Common Stock for shares of Intec Parent Common Stock as contemplated hereby, including a form of letter of transmittal, in form and substance reasonably acceptable to Decoy.

8.12  D&O Indemnification Agreements. Intec Parent shall have delivered to each member of the Post-Merger Intec Parent Board an executed director and officer indemnification agreement, in form and substance reasonably acceptable to Decoy and Intec, executed by Intec Parent (the “Intec Parent D&O Indemnification Agreements”).

8.13  Intec Lock-up Agreements. Decoy shall have received copies of Lock-Up Agreements duly executed by the signatories listed on Section A of the Intec Disclosure Schedule, each of which shall be in full force and effect.

8.14  Newman Employment Agreement. Intec Parent shall have duly executed and delivered the Newman Employment Agreement.

8.15  Documents. Decoy has received the following documents, each of which shall be in full force and effect:

(a)  a certificate executed by the Chief Executive Officer and Chief Financial Officer of Intec confirming that the conditions set forth in Sections 8.1, 8.2, 8.5, 8.6, 8.8 and 8.10, have been duly satisfied;

(b)  a certificate from each of Intec Entity, executed by the Secretary or if no Secretary, the Chief Financial Officer, of such Intec Entity: (i) certifying, as complete and accurate as of the Closing Date, attached copies of the certificate of incorporation and bylaws or Articles of Association, as applicable, of such Intec Entity, (ii) certifying and attaching all requisite resolutions or actions of such Intec Entity’s board of directors and stockholders or shareholders, as applicable, authorizing the execution of this Agreement and the consummation of the Transactions to be performed by such Intec Entity hereunder, (iii) attaching a good standing certificate in its jurisdiction of organization and each foreign jurisdiction in which it is qualified to do business (to the extent a good standing certificate is applicable in such jurisdiction), and (iv) certifying as to the incumbency of the Chief Executive Officer and Chief Financial Officer of such Intec Entity; and

(c)  the Intec Outstanding Shares Certificate.

Article 9  TERMINATION

9.1  Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Decoy Stockholders or whether before or after approval of the Intec Shareholder Matters by the Intec Shareholders, as applicable, unless otherwise specified below):

(a)  by mutual written consent of Intec and Decoy, pursuant to resolutions adopted by their respective board of directors;

(b)  by either Intec or Decoy:

(i)  if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the other Transactions;

(ii)  if the Merger shall not have been consummated by the Outside Date (subject to possible extensions as provided in this Section 9.1(b)(ii)); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to either such Party if such Party (or, in the case of Intec, any Intec Entity) is in material breach of this Agreement or such Party’s (or, in the case of Intec, any Intec Entity) breach of this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; provided further, however, that, (A) in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by May 15, 2021, then either Decoy or Intec shall be entitled to extend the Outside Date for an additional 60 days; (B) if the Outside Date occurs during the period from the date of delivery of Dispute Notice pursuant to Section 1.6(b) and the date of the final determination of Intec Net Cash or Decoy Net Cash (as applicable) for the purposes hereof, such Outside Date shall be extendable by either Party until the date that is twenty (20) Business Days following such final determination; and (C) without derogating from Intec’s right of termination under Section 9.1(c)(iii), in the event that the Decoy New Audited Financial Statements or the Decoy Interim Financial Statements were not provided to Intec by the applicable Financial Statements Delivery Date stipulated in Section 5.1(a), then the Outside Date shall be extended by the number of days equal to the number of days from the Financial Statements Delivery Date until the date by which the Decoy New Audited Financial Statements were actually provided, plus an additional ten (10) Business Days;

(iii)  if (A) the Intec Shareholders’ Meeting shall have been held and completed and the Intec Shareholders shall have taken a final vote on the Intec Shareholder Matters, and (B) the Intec Shareholder Matters shall not have been approved at the Intec Shareholders Meeting by the Required Intec Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to Intec if any Intec Entity is in material breach of this Agreement or any Intec Entity’s breach of this Agreement has been a principal cause of the failure to obtain the Required Intec Shareholder Vote;

(c)  by Intec:

(i)  if the Required Decoy Stockholder Vote shall not have been obtained within fifteen (15) days of the date the SEC declares the Registration Statement effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Decoy Stockholder Vote has been obtained, Intec may not terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)  if prior to the adoption of this Agreement and the approval of the Transactions by the Required Decoy Stockholder Vote a Decoy Triggering Event shall have occurred; provided, however, that once the Required Decoy Stockholder Vote has been obtained, Intec may not terminate this Agreement pursuant to this Section 9.1(c)(ii);

(iii)  in the event that the Decoy New Audited Financial Statements or Decoy Interim Financial Statements are not provided to Intec by the date that is 45 days following the applicable Financial Statements Delivery Date;

(iv)  upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Decoy or if any representation or warranty of Decoy shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that no Intec Entity is then in material breach of this Agreement; provided, that if such inaccuracy in Decoy’s representations and warranties or breach by Decoy is curable by Decoy, then this Agreement shall not terminate pursuant to this Section 9.1(c)(iv) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a 30-day period commencing upon delivery of written notice from Intec to Decoy of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(c)(iv), and (B) Decoy ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Intec to Decoy of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(c)(iv) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(c)(iv) as a result of such particular breach or inaccuracy if such breach by Decoy is cured prior to such termination becoming effective);

(v)  if prior to the adoption and approval of the Intec Shareholder Matters by the Required Intec Shareholder Vote, (A) Intec has received a Superior Offer, (B) Intec has complied with its obligations under Section 4.5 and Section 5.2, (C) Intec concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer, and (D) Intec concurrently pays to Decoy the amount contemplated by Section 9.3(c); or

(vi)  if (A) the amount of Retained Grant-Funded IP Liabilities, if any, is greater than US$3,000,000, and (B) Decoy has not agreed in writing that the amount of Retained Grant-Funded IP Liabilities in excess of US$3,000,000 will be excluded from the calculation of Intec Net Cash; or

(d)  by Decoy:

(i)  prior to the approval of the Intec Shareholder Matters by the Required Intec Shareholder Vote, if an Intec Triggering Event shall have occurred following the date hereof; provided, however, that once the Required Intec Shareholder Vote has been obtained, Decoy may not terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii)  upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by any Intec Entity or if any representation or warranty of any Intec Entity shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Decoy is not then in material breach of this Agreement; provided, that if such inaccuracy in any Intec Entity’s representations and warranties or breach by any Intec Entity is curable by such Intec Entity, then this Agreement shall not terminate pursuant to this Section 9.1(d)(ii) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a 30-day period commencing upon delivery of written notice from Decoy to Intec of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d)(ii), and (B) the applicable Intec Entity ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Decoy to Intec of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(d)(ii) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(d)(ii) as a result of such particular breach or inaccuracy if such breach by such Intec Entity is cured prior to such termination becoming effective);

(iii)  if prior to the adoption of this Agreement and the approval of the Transactions by the Required Decoy Stockholder Vote, (A) Decoy has received a Superior Offer, (B) Decoy has complied with its obligations under Section 4.5 and Section 5.3, (C) Decoy concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer, and (D) Decoy concurrently pays to Intec the amount contemplated by Section 9.3(d);

(iv)  if the Deposit Increase is not remitted to Decoy when required pursuant to Section 9.3(b), and has not been so paid within two (2) Business Days of written notice of the same; or

(v)  if the Reverse Break-Up Fee is not deposited with the Escrow Agent concurrently with the execution of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2  Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, Article 10, and Exhibit A shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for (a) actual fraud, or (b) an act (including the giving of a representation or warranty hereunder) or failure to act, intentionally taken or refrained from being taken with the actual Knowledge that (or intentionally taken or refrained from being taken, following notice from the other Party that) such act or failure to act would result in or constitute a material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement (such an act or failure to act being an “Excluded Breach”).

9.3  Expenses; Deposit Forfeiture; Reverse Break-Up Fee; Break-Up Fee.

(a)  Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)  Deposit Increase; Deposit Forfeiture. Within two (2) Business Days of the execution of this Agreement, Intec shall remit to Decoy the sum of US$300,000 (the “Deposit Increase”) by wire transfer to a bank account designated by Decoy. If this Agreement is terminated by either Intec or Decoy, for any reason, other than by Intec pursuant to Section 9.1(c)(ii) or (iv), or by Decoy pursuant to Section 9.1(d)(iii), (i) the Deposit Increase, plus interest at a rate of 0.5% per annum, compounded annually, from the date of Decoy’s receipt of the Deposit Increase, shall be paid to Intec on or before the eighteen (18) month anniversary of the termination of this Agreement, and (ii) Decoy shall have the right to deduct from the remaining Deposit Amount such portion of the Deposit Amount equal to Decoy’s documented legal and accounting fees and expenses incurred in connection with this Agreement and the Transactions up to the date of termination of this Agreement, and the balance of the Deposit Amount, if any, shall be remitted immediately to Intec. If this Agreement is terminated by Intec pursuant to Section 9.1(c)(ii) or by Decoy pursuant to Section 9.1(d)(iii), the entirety of Deposit Amount shall be remitted by Decoy to Intec concurrently with such termination, and if this Agreement is terminated by Intec pursuant to Section 9.1(c)(iv), (x) the entirety of the Deposit Increase shall be remitted by Decoy to Intec within five (5) Business Days of the date of such termination, and (y) Decoy shall have the right to deduct from the remaining Deposit Amount such portion of the Deposit Amount equal to Decoy’s documented legal and accounting fees and expenses incurred in connection with this Agreement and the Transactions up to the date of termination of this Agreement, and the balance of the Deposit Amount, if any, shall be remitted immediately to Intec.

(c)  Reverse Break-Up Fee. Concurrently with the execution of this Agreement, Intec and Decoy have entered into the Escrow Agreement with Acquiom Clearinghouse LLC (the “Escrow Agent”), a copy of which is attached hereto as Exhibit F (the “Escrow Agreement”). Concurrently with the execution of this Agreement, Intec shall deposit an amount of US$1,000,000 in immediately available funds with the Escrow Agent under the Escrow Agreement in order to secure Decoy’s potential right to a reverse break-up fee, in accordance with the terms of this Section 9.3(c) (the “Reverse Break-Up Fee Escrow Amount”). Decoy shall be entitled to receive the Reverse Break-Up Fee Escrow Amount, and Intec and Decoy shall jointly instruct the Escrow Agent to release to Decoy the Reverse Break-Up Fee Escrow Amount, solely in the event (and within 5 Business Days) of the occurrence of any of the following:

(i)  If this Agreement is terminated by Intec or by Decoy pursuant to Section 9.1(b); provided that such termination does not result from the failure of Decoy to obtain the Required Decoy Stockholder Vote on or prior to the Outside Date;

(ii)  If this Agreement is terminated by Intec pursuant to Section 9.1(c)(v) or 9.1(c)(vi); or

(iii)  If this Agreement is terminated by Decoy pursuant to Section 9.1(d)(i) or 9.1(d)(ii);

and otherwise the Reverse Break-Up Fee Escrow Amount shall be treated as follows:

(x) in the event that Closing is consummated, it shall be included in Intec Net Cash, as provided in the definition thereof; and

(y) in the event that this Agreement is terminated by Intec or by Decoy in circumstances in which Decoy is not entitled to the Reverse Break-Up Fee Escrow Amount pursuant to the foregoing sub-clauses (i) to (iii), Intec and Decoy shall, within 5 Business Days of such termination, jointly instruct the Escrow Agent to release the Reverse Break-Up Fee Escrow Amount to Intec.

(d)  Break-Up Fee. If this Agreement is terminated by Decoy pursuant to Section 9.1(d)(iii) or by Intec pursuant to Section 9.1(c)(ii), Decoy shall pay to Intec, within ten (10) Business Days after such termination an amount equal to US$1,000,000 (the “Break-Up Fee”).

(e)  If any Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f)  Subject to Section 9.2, and without derogating from any of the Parties’ right to specific performance under Section 10.11, and except for any remedy available to either party in the event of actual fraud or in respect of an Excluded Breach, the Parties agree that (A) the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement, it being understood that in no event shall either Intec or Decoy be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion; and (B) following the payment of the fees and expenses set forth in this Section 9.3 by either Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated, and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Transactions, (y) without these agreements, the Parties would not enter into this Agreement, and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Article 10  MISCELLANEOUS PROVISIONS

10.1  Non-Survival of Representations and Warranties. The representations and warranties of Decoy, Intec, Intec Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time and this Article 10 and Exhibit A shall survive the Effective Time.

10.2  Amendment. This Agreement may be amended with the approval of Decoy and Intec at any time (whether before or after obtaining the Required Intec Shareholder Vote or the Required Decoy Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders or shareholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders or shareholders of such Party, without the further approval of such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Decoy and Intec.

10.3  Waiver.

(a)  No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4  Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format or other secure electronic means (e.g., DocuSign) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5  Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) irrevocably waives the right to trial by jury.

10.6  Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement (other than a dispute pursuant to Section 1.6 for which each Party shall bear its own legal fees, if any), the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs and expenses incurred in such action or suit.

10.7  Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns (except, to the extent of their respective rights pursuant to Section 5.19, the D&O Indemnified Parties); provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect; provided, that the foregoing shall not prohibit Intec from consummating the Domestication and assigning or delegating part or all of its rights and obligations hereunder to Intec Parent. No assignment or delegation, including any assignment or delegation from Intec to Intec Parent, shall relieve the assigning party of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties, including Intec Parent with effect from its accession hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except, to the extent of their respective rights pursuant to Section 5.19, the D&O Indemnified Parties). In the event that the Specified Business and Assets Disposition is effected by way of a sale or disposal of the entire outstanding share capital of Intec following the Closing, then subject to the Closing occurring and with effect from the consummation of such sale or disposal, Intec shall no longer be a party to this Agreement and all of the rights and obligations of Intec hereunder shall with effect from such consummation (and including with respect to any pre-consummation breach by Intec of any of the terms hereof) be assigned and novated to Intec Parent.

10.8  Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile (provided, that electronic mail or facsimile sent outside of regular business hours of the recipient shall not be deemed to be received until the next Business Day) to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other Parties hereto):

if to Intec, Intec Parent, or Merger Sub:

Intec Pharma Ltd.

Intec Parent, Inc.

12 Hartom St.

Har Hotzvim

Jerusalem 9777512

Israel

Attention: Jeffery A. Meckler, CEO
E-Mail: jeffrey@intecpharma.com

with a copy to:

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan

Israel

Attention: Shachar Hadar, Adv.; Jonathan Atha, Adv.
E-Mail: shacharh@meitar.com; jonathana@meitar.com

if to Decoy:

Decoy Biosystems, Inc.

JLABS

3210 Merryfield Row

San Diego, CA 92121

Attention: Dr. Michael Newman

E-mail: mnewman@decoybio.com

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California 92130-4092

USA

Attention: Michael Umansky, Esq.; James A. Mercer, III, Esq.

E-Mail: mumansky@sheppardmullin.com; jmercer@sheppardmullin.com

Any Party may change its address, email address or facsimile number by written notice to each other Party in accordance with this Section 10.8.

10.9  Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

10.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for such damages. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.12  Time of the Essence. Time is of the essence in the performance of this Agreement.

10.13  Construction.

(a)  For purposes of this Agreement, whenever the context requires:

(i)  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii)  The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(iii)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the use of the word “or” shall not be exclusive;

(iv)  Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively;

(v)  reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(vi)  “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)  reference to any agreement, document or instrument (including this Agreement or any other agreement entered into in connection herewith) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(viii)  reference to the “material breach” of any Contract, including this Agreement, means (A) any material breach of, or material inaccuracy in, any representation or warranty made therein, (B) any material breach or failure to perform of any covenant, agreement or obligation therein, or any material default thereunder (including any designated “event of default”), or (C) any one or more other events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (1) constitute a material breach, failure or default referred to in immediately preceding clause (B), (2) result in the acceleration of, or permit any Person to accelerate, any monetary obligation, (3) constitute a breach, failure or default referred to in immediately preceding clause (B) that causes the abridgement, modification, acceleration, termination, revocation, rescission, redemption, cancellation or vesting of, or permits any Person to abridge, modify, accelerate, delay, condition, terminate, revoke, rescind, redeem or cancel, any material right, license, liability, benefit, debt, power, authority, privilege or obligation, or (4) requires, or permit any Person to require, the payment of a material monetary penalty or liquidated damages, and any reference to “breach” of any Contract shall have the same meaning without any of the materiality qualifiers;

(ix)  references to documents, certificates, instruments, leases, or agreements or other Contracts (including this Agreement or any other document or instrument contemplated hereby) shall be deemed to refer as well to all addenda, exhibits, schedules, restatements, supplements, modifications or amendments thereto or thereof;

(x)  references to amounts expressed in “dollars” or “$” are references to the lawful currency of the United States of America;

(xi)  with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xii)  all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP;

(xiii)  the term “electronic transmission” means electronic mail and any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof;

(xiv)  a “writing” shall include an electronic transmission;

(xv)  the term “termination” when used with respect to a period or agreement, shall include the expiration thereof; and

(xvi)  references to days are specifically to calendar days.

(b)  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(c)  A reference to any document having been “made available to”: (a) Intec, shall mean that such document was available to Intec and its advisors in the Project Dillon virtual data room established by Decoy and operated by dfsvenue.com, and (b) Decoy, shall mean that such document was available to Decoy and its advisors in the Project Dillon virtual data room established by Intec and operated by Datasite.com, in each case on or prior to the third (3rd) Business Day prior to the date hereof.

(d)  Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislation.

(e)  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Decoy Disclosure Schedule or Intec Disclosure Schedule is intended to vary the definition of “Decoy Material Adverse Effect” or “Intec Material Adverse Effect”, or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Decoy Disclosure Schedule or Intec Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Decoy Disclosure Schedule or Intec Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Decoy Disclosure Schedule or Intec Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(f)  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner; however, in interpreting the representations and warranties of this Agreement, the principle that the specific governs and controls the general shall apply (accordingly, by way of example but not by way of limitation, if there is a specific representation and warranty on the absence of infringement by a Party of the intellectual property rights of third parties that is qualified to the Knowledge of such Party, then there will be no breach of a general representation on the absence of undisclosed liabilities if such Party has infringed the intellectual property rights of a third party that was not to the Knowledge of such Party).

(g)  The measure of a period of months or years for purposes of this Agreement shall be the date of the applicable following month or year corresponding to the starting date; provided that if no corresponding date exists, then the end date of such period shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18, one (1) month following March 31 is May 1, and one (1) year following February 29, 2020 is March 1, 2021).

(h)  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

10.14  Certain Matters Regarding Representation of Decoy.

(a)  Each of the Parties acknowledges and agrees that each of Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) and Herzog, Fox & Neeman (“Herzog” and, together with SMRH, “Decoy Counsel”) has acted as counsel for Decoy in connection with this Agreement and consummation of the Transactions (the “Decoy Merger Engagement”) and not as counsel for any other Person (other than Dr. Michael Newman with respect to his employment arrangement), including any Decoy Stockholder, Intec Shareholder, or the Intec Entities, and that Decoy Counsel has also represented or prior to the Closing may also represent Decoy in respect of other matters (“Decoy Engagements”).

(b)  Decoy Merger Engagement. Only Decoy shall be considered a client of Decoy Counsel in the Decoy Merger Engagement. The Parties acknowledge the community of interest between Decoy and the Decoy Stockholders in view of the fact that the Decoy Stockholders hold all of the equity of Decoy. Each Intec Entity agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any Decoy Counsel, on the one hand, and Decoy, Decoy Stockholders, or any of their respective directors, officers, employees or other Representatives, on the other hand, that relates to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement or any other document or instrument contemplated hereby (but excluding, for avoidance of any doubt, the operation of Decoy’s business prior to the Effective Time, including any documentation, action or transaction referred to in the Decoy Disclosure Schedule or any matters ancillary or relating thereto) (collectively, the “Decoy Privileged Merger Communications”) shall be deemed to be attorney-client privileged and that the Decoy Privileged Merger Communications and the expectation of client confidence relating thereto belong solely to the Decoy Stockholders and shall not pass to or be claimed by any Intec Entity or the Surviving Corporation. Accordingly, no Intec Entity nor the Surviving Corporation shall have access to any Decoy Privileged Merger Communications, or to the files of any Decoy Counsel relating to the Decoy Merger Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Decoy Stockholders and Decoy Counsel shall be the sole holders of the attorney-client privilege with respect to the Decoy Merger Engagement, and neither any Intec Entity nor the Surviving Corporation shall be a holder thereof, (ii) to the extent that files of Decoy Counsel in respect of the Decoy Merger Engagement constitute property of the client, only the Decoy Stockholders shall hold such property rights, (iii) Decoy Counsel shall have no duty whatsoever to reveal or disclose any such files or Decoy Privileged Merger Communications to any Intec Entity or the Surviving Corporation by reason of any attorney-client relationship between any Decoy Counsel and any Intec Entity or the Surviving Corporation or otherwise; (iv) if a dispute arises between any Intec Entity or the Surviving Corporation, on the one hand, and a third party, on the other hand, then such Intec Entity or the Surviving Corporation shall assert the attorney-client privilege to prevent the disclosure of the Decoy Privileged Merger Communications to such third party; provided, however, that neither any Intec Entity nor the Surviving Corporation may waive such privilege without the prior written consent of Dr. Michael Newman, on behalf of the Decoy Stockholders; and (v) if any Intec Entity or the Surviving Corporation is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Decoy Privileged Merger Communications, then such Intec Entity or the Surviving Corporation, as applicable, shall promptly notify Dr. Michael Newman, on behalf of the Decoy Stockholders, in writing (including by making specific reference to this Section 10.14) so that Dr. Michael Newman, on behalf of the Decoy Stockholders, can seek, at the Decoy Stockholders’ sole cost and expense, a protective order and each Intec Entity on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, agrees to use (and to cause the Surviving Corporation to use) all reasonable efforts to assist therewith.

(c)  Post-Closing Representation. If any Decoy Stockholder so desires, and without the need for any consent or waiver by any Intec Entity or the Surviving Corporation, any Decoy Counsel shall be permitted to represent any Decoy Stockholder after the Closing in connection with any matter, including anything related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, any Decoy Counsel shall be permitted to represent any Decoy Stockholder, any of such Decoy Stockholder’s agents and Affiliates, or any one or more of them, in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, administrative proceeding, mediation, negotiation or other adversary proceeding) with any Intec Entity or the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement, any Transaction, and any related matter (such as disputes involving employment agreements entered into in connection with this Agreement), whether or not such matter is related to the Decoy Merger Engagement.

(d)  Consent and Waiver of Conflicts of Interest. Decoy and each Intec Entity, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by any Decoy Counsel permitted hereunder. In particular, each Intec Entity hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) any Decoy Counsel’s prior representation of Decoy and (ii) any Decoy Counsel’s representation of any Decoy Stockholder prior to, on or after the Closing.

(e)  Privileged Communications. Each Intec Entity agrees that it will not, and that it will cause the Surviving Corporation not to, (i) access or use the Decoy Privileged Merger Communications, including by way of review of any electronic data, communications or other information, or by otherwise asserting that the Intec Entities or the Surviving Corporation have the right to waive the attorney-client or other privilege or (ii) seek to obtain the Decoy Privileged Merger Communications or Decoy Privileged Other Communications from any Decoy Counsel.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INTEC PHARMA LTD.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	CEO

DILLON MERGER SUBSIDIARY, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	President

DOMESTICATION MERGER SUB LTD.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Director

INTEC PARENT, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	President

DECOY BIOSYSTEMS, INC.

By:	/s/ Michael J. Newman
Name:	Michael J. Newman
Title:	President and CEO

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Firm” has the meaning set forth in Section 1.6(e).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Decoy or any of its Affiliates, on the one hand, or Intec or any of its Affiliates, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Decoy or any of its Affiliates, on the one hand, or by or on behalf of Intec or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party, or any public announcement of intention to enter into any such agreement or of any intention to make any such offer or proposal.

“Acquisition Transaction” means any transaction or series of related transactions, other than the Equity Financing Transactions, the Domestication, and the Specified Business and Assets Disposition, involving:

(f)  any merger, consolidation, amalgamation, share exchange, business combination, or other similar transaction in which a Party or a Subsidiary of a Party is a constituent entity;

(g)  any issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or any tender offer, exchange offer or other similar transaction in which such a Person or “group” would upon consummation acquire, beneficial or record ownership of securities representing more than 20% (or, with respect to any Person holding more than a 20% interest on the date hereof, of an additional interest) of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries;

(h)  the issuance by a Party or any of its Subsidiaries of securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than issuances of securities of a Subsidiary to such Party or another Subsidiary of such Party); or

(i)  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets, or 20% or more of the total revenue, of a Party and its Subsidiaries, taken as a whole.

“Affiliate” has the meaning given to such term in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.12(b).

“Anti-Corruption/AML Laws” mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the U.S. Domestic Bribery Statute (18 U.S.C. Section 201), the U.S. Travel Act (18 U.S.C. Section 1952), the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, the USA PATRIOT Act, and other anti-bribery, anti-corruption, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or conflict of interest Legal Requirements in all of the jurisdictions in which Decoy or Intec, as applicable, has operations.

“Business Day” means any day other than a Friday, Saturday, Sunday, or a day on which banks in the State of New York or the State of Israel are authorized or obligated to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116-136 (2020)), as enacted March 27, 2020 and amended from time to time, including by the Paycheck Protection Plan Flexibility Act enacted June 5, 2020.

“Cash and Cash Equivalents” means, with respect to any Person and without duplication, all (a) cash and cash equivalents in such Person’s accounts, plus (b) third party checks deposited or held in such Person’s accounts that have not yet cleared, minus (c) issued but uncleared checks, drafts and wire transfers of such Person, and excluding to the extent otherwise included in the foregoing (a) or (b), (d) restricted balances or deposits, all cash held by any Person designated for use in connection with any security deposits, escrows (other than the Credited Specified Business and Assets Disposition Escrow), landlord deposits, customer deposits, customer prepayments, cash collateralized letters of credit, performance bonds, surety bonds or similar arrangements.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Financing Transaction” means an equity financing transaction to be effected at or immediately following the Effective Time, pursuant to which Intec Parent would consummate an issuance of Intec Parent Common Stock, whether by way of a private placement or pursuant to a registered offering, at a price per share of Intec Parent Common Stock that:

(1) is not less than (a) the sum of (x) the amount specified in Section B of the Intec Disclosure Schedule plus (y) if greater than zero, 50% of the Combined Net Cash (excluding for this purpose the proceeds of the Closing Financing Transaction); divided by (b) the sum of (i) the number of Merger Shares, (ii) the number of shares of Intec Parent Common Stock underlying the Assumed Options, and (iii) the Intec Parent Outstanding Shares (i.e. reflecting a fully-diluted pre-money valuation of Intec Parent, assuming the consummation of the Merger and accordingly that Decoy is a Subsidiary of Intec Parent or Intec, as applicable, of not less than the amount specified in Section B of the Intec Disclosure Schedule, plus 50% of the Combined Net Cash (excluding for this purpose the proceeds of the Closing Financing Transaction), to the extent such Combined Net Cash is greater than zero) (the “Minimum Valuation”); or

(2) subject to the mutual agreement of Intec and Decoy, is at a valuation that is less than the Minimum Valuation, in which case the Exchange Ratio shall be correspondingly adjusted as mutually agreed upon by Decoy and Intec, acting reasonably and in good faith, to provide the holders of Decoy Capital Stock, Decoy Options and Decoy SAFEs the same economic effect as contemplated by this Agreement if such valuation were equal to the Minimum Valuation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I, Subtitle B of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Net Cash” means the aggregate of Decoy Net Cash and Intec Net Cash, provided that solely for the purposes of determining the Combined Net Cash (a) Intec Net Cash shall be deemed to include the proceeds of the Closing Financing Transaction receivable by Intec or Intec Parent, net of corporate finance or investment banking fees and other transaction expenses payable in respect of the Closing Financing Transaction, and (b) to the extent Decoy Net Cash is a negative number, it shall be capped at negative US$1,000,000.

“Companies Law” means the Israeli Companies Law – 5759-1999 and the regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 18, 2020, between Intec and Decoy, including the extension thereof under that certain letter proposal dated November 11, 2020.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employees” has the meaning set forth in Section 5.18(a).

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Credited Specified Business and Assets Disposition Escrow” means, solely to the extent that representation and warranty insurance in connection with the Specified Business and Assets Disposition is not available on terms reasonably acceptable to Intec, an amount equal to the lower of (i) 50% of the Specified Business and Assets Disposition Escrow (ii) $250,000; provided, however, for the avoidance of doubt, the ability to include the Credited Specified Business and Assets Disposition Escrow in Intec’s Cash and Cash Equivalents if representation and warranty insurance is not available on terms reasonably acceptable to Intec shall not be taken into account in determining whether such terms are reasonably acceptable.

“Decoy” has the meaning set forth in the Preamble.

“Decoy 409A Plan” has the meaning set forth in Section 2.14(k).

“Decoy Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Decoy within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Decoy Board of Directors” means the board of directors of Decoy.

“Decoy Board Recommendation” has the meaning set forth in Section 5.3(a).

“Decoy Business” means the business of Decoy as currently conducted or as currently contemplated by the Decoy Board of Directors to be conducted.

“Decoy Capital Stock” has the meaning set forth in Section 2.4(a).

“Decoy Common Stock” has the meaning set forth in Section 2.4(a).

“Decoy Contract” means any Contract: (a) to which Decoy is a party; or (b) by which Decoy or any Decoy IP Rights or any other asset of Decoy is bound or under which Decoy has any obligation.

“Decoy Disclosure Schedule” has the meaning set forth in Article 2.

“Decoy Employee Plan” has the meaning set forth in Section 2.14(a).

“Decoy Financials” has the meaning set forth in Section 2.5(a).

“Decoy IP Rights” means all Intellectual Property owned by Decoy (or that is purported to be owned by Decoy), whether in whole or in part.

“Decoy IP Rights Agreement” means any instrument or agreement required to be disclosed pursuant to Section 2.10(c) or Section 2.10(d).

“Decoy Leases” has the meaning set forth in Section 2.9.

“Decoy Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Decoy Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Decoy, taken as a whole; or (b) the ability of Decoy to consummate the Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects arising or resulting from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Decoy Material Adverse Effect: (i) conditions generally affecting the industries in which Decoy and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Decoy; (ii) any failure by Decoy to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute an Decoy Material Adverse Effect and may be taken into account in determining whether an Decoy Material Adverse Effect has occurred unless otherwise excluded hereunder); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any pandemics (including the coronavirus (COVID-19) pandemic), man-made disasters, natural disasters, acts of God or other force majeure event, or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vi) any change in Decoy Net Cash that results from operations in the Ordinary Course of Business.

“Decoy Material Contract(s)” has the meaning set forth in Section 2.11(a).

“Decoy Net Cash” means, as determined in accordance with the Net Cash Accounting Policies: (a) Decoy’s Cash and Cash Equivalents, as of the Determination Date; minus (b) the sum of (without duplication) (i) Decoy’s accounts payable and accrued expenses, Decoy’s Indebtedness, and Decoy’s other liabilities (other than (x) any of the foregoing that are included as Decoy Transaction Expenses or that relate to the Deposit Amount, or (y) any of the foregoing that are a liability or Indebtedness under the Decoy SAFEs), in each case as of the Determination Date, plus (ii) any Decoy Transaction Expenses (including reasonable estimates of any such Transaction Expenses after the Determination Date).

“Decoy Option Plan” has the meaning set forth in Section 2.4(b).

“Decoy Options” means options to purchase shares of Decoy Common Stock issued or granted by Decoy pursuant to the Decoy Option Plan.

“Decoy Outstanding Shares” means the total number of shares of Decoy Common Stock outstanding immediately prior to the Effective Time expressed on an as-converted to Decoy Common Stock basis and assuming, without limitation or duplication: (a) such number of shares of Decoy Common Stock underlying Decoy SAFEs that will be converted immediately prior to the Effective Time; (b) the effectiveness of the Preferred Stock Conversion; and (c) the number of shares of Decoy Common Stock underlying all Decoy Options.

“Decoy Permits” has the meaning set forth in Section 2.12(b).

“Decoy Pre-Closing Financing Transaction” mean the sale of Decoy SAFEs, in the form substantially attached hereto as Exhibit G, to existing investors of Decoy (or their respective Affiliates) for an aggregate purchase price of not greater than $5.0 million, to be effected prior to the Determination Date.

“Decoy Preferred Stock” has the meaning set forth in Section 2.4(a).

“Decoy Product Candidates” has the meaning set forth in Section 2.12(b).

“Decoy Registered IP” means all Decoy IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Decoy SAFEs” means (i) the SAFEs (Simple Agreements for Future Equity) outstanding as of the date hereof entitling their holders to convert the financing amount provided under such SAFEs into the number of shares of Decoy Common Stock set forth on the Preliminary Allocation Schedule; and (ii) any SAFEs issued pursuant to a Decoy Pre-Closing Financing Transaction.

“Decoy Stock Certificate” has the meaning set forth in Section 1.7.

“Decoy Stockholder” means each holder of Decoy Capital Stock as determined immediately prior to the Effective Time.

“Decoy Stockholder Materials” has the meaning set forth in Section 5.3(a).

“Decoy Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Decoy Stockholder Written Consent” has the meaning set forth in Section 5.3(a).

“Decoy Triggering Event” shall mean the occurrence of any of the following: (a) the Board of Directors of Decoy or any committee thereof shall have made a Decoy Board Adverse Recommendation Change; (b) the Decoy Board of Directors or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; or (c) Decoy shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Decoy Unaudited Annual Financials” has the meaning set forth in Section 2.5(a).

“Delivering Party” has the meaning set forth in Section 1.6(a).

“Deposit” means the payment of the Deposit Amount by Intec to Decoy pursuant to that certain non-binding letter proposal dated November 11, 2020, as amended by that certain amendment to nonbinding letter proposal dated January 26, 2021, and this Agreement.

“Deposit Amount” means an amount of $650,000, which includes the Deposit Increase.

“Deposit Increase” has the meaning set forth in Section 9.3(b).

“Determination Date” has the meaning set forth in Section 1.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Notice” has the meaning set forth in Section 1.6(b).

“Disqualification Event” means any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Dissenting Stockholder” has the meaning set forth in Section 1.9(a).

“Domestication” has the meaning set forth in Section 5.7.

“Domestication Merger” has the meaning set forth in Section 5.7.

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction (other than a restriction provided by applicable Legal Requirement) on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or Entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Financing Condition” has the meaning set forth in Section 5.8(a).

“Equity Financing Transactions” means the Pre-Closing Financing Transaction(s) or the Closing Financing Transaction, or any of them.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means the quotient obtained by dividing (A÷C) ÷ (B÷D), where:

●	‘A’ is determined as: (a) US$30,000,000 (Thirty Million US Dollars); plus (b) Decoy Net Cash (which may be a negative number); minus (c) the Deposit Amount;

●	‘B’ is determined as: (a) US$10,000,000 (Ten Million US Dollars); plus (b) Intec Net Cash (which may be a negative number); plus (c) the Deposit Amount;

●	‘C’ is the number of Decoy Outstanding Shares; and

●	‘D’ is the number of Intec Parent Outstanding Shares.

“Existing Decoy D&O Policies” has the meaning set forth in Section 2.16(b).

“Existing Intec D&O Policies” has the meaning set forth in Section 3.15(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including Nasdaq and the Financial Industry Regulatory Authority).

“Governmental Grant” means any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the IIA or any related authorities or programs, the Israeli Investment Center, the Israeli Tax Authority, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Body.

“Grant-Funded IP” means the Intellectual Property set forth in Section 3.23(a) of the Intec Disclosure Schedule or that is otherwise subject to any obligation to the IIA or other Government Grant.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“IIA” means the Israeli National Authority for Technological Innovation (also known as the Israeli Innovation Authority and formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry).

“Indebtedness” means with respect to any Person and without duplication: the sum of such Party’s: (i) obligations for indebtedness (other than trade credit in the Ordinary Course of Business) or borrowings (including the principal amount thereof and unpaid interest), whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security); (ii) deferred indebtedness for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business); (iii) obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with US GAAP; (iv) outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Party; (v) obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vi) premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment; and (vii) any loans or advances under the Paycheck Protection Program, or any similar or equivalent funding program or facility, in each case determined in accordance with GAAP consistently applied in the previous annual financial statements (including any related notes) of such Party.

“Intec” has the meaning set forth in the Preamble.

“Intec 409A Plan” has the meaning set forth in Section 3.13(k).

“Intec Affiliate” means any Person that is or has been in the six year period ending with the Closing Date under common control with Intec within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, or Sections 4001(a)(14) or 4001(b)(1) of ERISA, and the regulations issued thereunder.

“Intec Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Intec Board of Directors” means the board of directors of Intec.

“Intec Board Recommendation” has the meaning set forth in Section 5.2(b).

“Intec Business” means the business of Intec and the Intec Subsidiaries as currently conducted or as currently contemplated by the Intec Board of Directors to be conducted, but excluding the conduct of, or use of any part of, the Specified Business and Assets.

“Intec Contract” means any Contract: (a) to which Intec, Intec Parent or any Intec Subsidiary is a Party; or (b) by which Intec, Intec Parent or any Intec Subsidiary or any Intec IP Rights or any other asset of Intec, Intec Parent or their Subsidiaries is bound or under which Intec, Intec Parent or any Intec Subsidiary has any obligation, but excluding any Intec Contract relating to the Specified Business and Assets.

“Intec Disclosure Schedule” has the meaning set forth in Article 3.

“Intec Employee Plan” has the meaning set forth in Section 3.13(a).

“Intec Entities” has the meaning set forth in Section 3.12(a).

“Intec Foreign Plan” has the meaning set forth in Section 3.13(a).

“Intec IP Rights” means all Intellectual Property owned by any Intec Entity (or that is purported to be owned by any Intec Entity), whether in whole or in part.

“Intec Leases” has the meaning set forth in Section 3.9.

“Intec Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Intec Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Intec, Intec Parent, and the Intec Subsidiaries, taken as a whole; or (b) the ability of Intec or Intec Parent (once a Party hereto) to consummate the Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Intec Material Adverse Effect: (i) conditions generally affecting the industries in which Intec and the Intec Subsidiaries participate or the United States, Israel, or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Intec, Intec Parent and the Intec Subsidiaries taken as a whole; (ii) any failure of Intec, Intec Parent or any Intec Subsidiary to meet internal projections or forecasts, third-party revenue or earnings predictions or any change in the price or trading volume of Intec Ordinary Shares or Intec Parent Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume thereof may constitute an Intec Material Adverse Effect and may be taken into account in determining whether an Intec Material Adverse Effect has occurred unless otherwise excluded hereunder); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement (including the Domestication, the Specified Business and Assets Disposition, and any steps or actions reasonably taken in connection therewith), or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any pandemics (including the coronavirus (COVID-19) pandemic), man-made disasters, natural disasters, acts of God or other force majeure event, or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vi) any change in Intec Net Cash that results from operations in the Ordinary Course of Business.

“Intec Material Contract” has the meaning set forth in Section 3.10(a).

“Intec Net Cash” means, as determined with respect to the Intec Entities (on a consolidated basis, but to the extent that the Specified Business and Assets Disposition is effected by a sale of the entire outstanding share capital of Intec, excluding Intec for each of the following) in accordance with the Net Cash Accounting Policies (without duplication and without taking into account the proceeds of any Closing Financing Transaction): (a) the sum of such Intec Entities’ Cash and Cash Equivalents, as of the Determination Date (and including any Cash and Cash Equivalents raised pursuant to a Pre-Closing Financing Transaction); plus (b) to the extent not included in the Intec Entities’ Cash and Cash Equivalents, the proceeds of the Specified Business and Assets Disposition that are to be received after the Determination Date but no later than immediately after the Closing pursuant to the terms of the Specified Business Disposition Agreement (for the avoidance of doubt, amounts of Specified Business and Assets Disposition Escrow exceeding the Credited Specified Business and Assets Disposition Escrow, shall not be included in Intec Net Cash); plus (c) to the extent not included in the Intec Entities’ Cash and Cash Equivalents, the Reverse Break-Up Fee Escrow Amount, minus (d) the sum of (without duplication) (i) the Intec Entities’ accounts payable and accrued expenses (other than accrued expenses which are Intec Entity Transaction Expenses), the Intec Entities’ Indebtedness, and the Intec Entities’ other liabilities, in each case determined as of the Determination Date, plus (ii) any Intec Entity Transaction Expenses (including reasonable estimates of any such Transaction Expenses after the Determination Date), plus (iv) an amount equal to the value of all Additional Liabilities and Specified Business Closure Liabilities as determined pursuant to Section 4.6(c).

“Intec Options” means options to purchase Intec Ordinary Shares issued or granted by Intec under the Existing Intec Plan.

“Intec Ordinary Shares” has the meaning set forth in Section 3.4(a).

“Intec Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Intec Parent” has the meaning set forth in the Preamble.

“Intec Parent Board” means the board of directors of Intec Parent prior to the Effective Time.

“Intec Parent Common Stock” has the meaning set forth in Section 3.4(a).

“Intec Parent D&O Indemnification Agreements” has the meaning set forth in Section 8.12.

“Intec Parent Option Plan” means the option plan to be adopted by Intec Parent prior to the Effective Time.

“Intec Parent Options” means options to purchase Intec Parent Common Stock either assumed by Intec Parent as part of the Domestication or issued under the Intec Parent Option Plan.

“Intec Parent Outstanding Shares” means the total number of shares of Intec Parent Common Stock outstanding immediately prior to the Effective Time assuming, without limitation or duplication, the exercise of each Intec Parent Option outstanding as of the Effective Time, using the treasury stock method and each Intec Parent Warrant and (a) including any Intec Parent Common Stock issued pursuant to a Pre-Closing Financing Transaction, and (b) excluding any Intec Parent Common Stock issued or to be issued pursuant to the Closing Financing Transaction.

“Intec Parent Warrants” means warrants to purchase Intec Parent Common Stock assumed by Intec Parent in respect of the Intec Warrants.

“Intec Permits” has the meaning set forth in Section 3.11(b).

“Intec Pre-Closing Financing Transaction” means an equity financing transaction to be effected prior to the Effective Time, pursuant to which Intec would consummate an issuance of Intec Ordinary Shares (or, in the case that such equity financing is effected following the Domestication but prior to the Effective Time, Intec Parent would consummate an issuance of Intec Parent Common Stock), either pursuant to that certain Ordinary Shares Purchase Agreement dated December 2, 2019 between Intec and Aspire Capital Fund, LLC, an Illinois limited liability company, or by way of a private placement, pursuant to which an aggregate amount of up to US$10,000,000 may be raised, and provided that all liabilities arising in respect thereof shall be included in Intec Net Cash.

“Intec SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Intec Service Providers” has the meaning set forth in Section 3.13(a).

“Intec Shareholder” means, prior to the Domestication becoming effective, each holder of Intec Ordinary Shares, and following the Domestication becoming effective, each holder of shares of Intec Parent Common Stock.

“Intec Shareholder Matters” has the meaning set forth in Section 5.2(a).

“Intec Shareholders’ Meeting” has the meaning set forth in Section 5.2(a).

“Intec Shareholders’ Meeting Notice” has the meaning set forth in Section 5.1(a).

“Intec Subsidiaries” has the meaning set forth in Section 3.1(a).

“Intec Triggering Event” shall mean the occurrence of any of the following: (a) Intec shall have failed to include in the Proxy Statement the Intec Board Recommendation, (b) the Intec Board of Directors or any committee thereof shall have made an Intec Board Adverse Recommendation Change; (c) the Intec Board of Directors or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; or (d) any Intec Entity shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Intec Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Intec included in Intec’s Report on Form 6-K filed with the SEC for the period ended September 30, 2020.

“Intec Warrants” means the outstanding warrants to purchase Intec Ordinary Shares set forth in Section 3.4(a) of the Intec Disclosure Schedule.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Investor Agreements” shall have the meaning set forth in Section 5.15.

“ITA” means the Israel Tax Authority.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would have been actually aware of such fact had they made reasonable inquiry with respect to such matter. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such Knowledge has Knowledge of such fact or other matter.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq or the Financial Industry Regulatory Authority).

“Liability” shall mean any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP).

“Lock-up Agreements” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Shares” means the shares of Intec Parent Common Stock to be issued in the Merger as the Merger Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(b).

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in clause (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in clause (a).

“Net Cash” means Decoy Net Cash or Intec Net Cash, as applicable.

“Net Cash Accounting Policies” means, GAAP, as applied on a consistent basis with the preparation of the Decoy Unaudited Annual Financials and the audited annual consolidated financial statements of Intec as included in the Intec SEC Documents, as applicable.

“Net Cash Calculation” has the meaning set forth in Section 1.6(a).

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to either Party, or any Affiliate of either Party, and has not done so within the two (2) year period prior thereto.

“Neutral IIA Expert” means a Person that is both (i) a Neutral Accounting Firm, and (ii) an expert in IIA grant liability matters.

“Ordinary Course of Business” means, in the case of each of Decoy and Intec and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period: (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement; (b) the Ordinary Course of Business for Decoy shall also include actions reasonably necessary or advisable in connection with preparing to become a Subsidiary of an SEC reporting company listed on the Nasdaq Capital Market; and (c) the Ordinary Course of Business for Intec shall also include actions reasonably necessary or advisable in connection with the Domestication, the Equity Financing Transaction and the Specified Business and Assets Disposition.

“Ordinary Shares” means ordinary shares of Intec with no par value.

“Outside Date” means the date that is 155 days following the delivery of the Decoy New Audited Financial Statements, as may be further extended in accordance with Section 9.1(b).

“Party” or “Parties” has the meaning set forth in the Recitals.

“Paycheck Protection Program” means the Paycheck Protection Program established by Title I of the CARES Act and the related regulations and guidance issued by the SBA.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“PHSA” has the meaning set forth in Section 2.12(c).

“Post-Closing Plans” has the meaning set forth in Section 5.18(a).

“Pre-Closing Financing Transactions” means the Decoy Pre-Closing Financing Transaction and/or the Intec Pre-Closing Financing Transaction.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Preferred Stock Conversion” has the meaning set forth in Section 7.4.

“Proxy Statement” means the proxy statement to be filed with the SEC and addressed to the Intec Shareholders in connection with the approval of the Intec Shareholder Matters and in connection with the Intec Shareholders’ Meeting.

“Receiving Party” has the meaning set forth in Section 1.6(b).

“Registration Statement” means a registration statement with respect to (a) the Merger Shares, and (b) the shares of Intec Parent Common Stock to be issued in connection with the Domestication, on Form S-4 (or, if applicable, on another appropriate form) and all amendments and supplements to such registration statement, in each case including a prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Decoy Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Required Intec Entity Shareholder Votes” has the meaning set forth in Section 3.2(b).

“Required Intec Shareholder Vote” has the meaning set forth in Section 3.2(b).

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.6(b).

“Retained Grant-Funded IP” means any Grant-Funded IP that it is retained by the Intec Entities as of immediately after Closing, provided that if the Specified Business and Assets Disposition is effected through a sale of the entire issued share capital of Intec, the Intec Entities for this purpose shall not include Intec.

“Reverse Split” means a reverse split of the Intec Ordinary Shares or the Intec Parent Common Stock pursuant to which two or more Intec Ordinary Shares or shares of Intec Parent Common Stock, as applicable, would be merged or combined and become one Intec Ordinary Share or share of Intec Parent Common Stock, as applicable.

“SAFE Conversion” has the meaning set forth in Section 1.5(f).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Business and Assets” means the part of the business and assets of Intec and the Intec Subsidiaries as specified in Schedule C, and to the extent not expressly set forth on Schedule C, any other Grant-Funded IP.

“Specified Business Closure Liabilities” has the meaning set forth in Section 4.6(b).

“Specified Business and Assets Disposition” has the meaning set forth in Section 4.6(a).

“Specified Business and Assets Disposition Escrow” means amounts held in escrow or held back by the applicable purchaser in connection with the Specified Business and Assets Disposition.

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of “Acquisition Transaction” being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Intec Board of Directors or the Decoy Board of Directors, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Intec Shareholders or the Decoy Stockholders, as applicable, than the terms of the Transactions (taking into consideration whether such Acquisition Proposal is reasonably capable of being consummated, and whether any financing required by the Person or Persons making such offer is then fully committed and available).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminating Intec Service Provider” has the meaning set forth in Section 5.18(b).

“Transaction Expenses” means, with respect to any Person, any costs, fees and expenses incurred by such Person or its Subsidiaries, or for which such Person or its Subsidiaries is liable, in connection with the negotiation, preparation and execution of the Agreement or any other Contract required hereby and the consummation of the Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person or its Subsidiaries and for the avoidance of doubt, including, in the case of Intec, any of the foregoing incurred in connection with the Specified Business and Assets Disposition, the Equity Financing Transactions, and the Domestication to the extent unpaid at the Determination Date.

“Transactions” means the Merger, the Preferred Stock Conversion, the SAFE Conversion, and the other transactions and actions contemplated by the Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.12(c).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.